EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and between

SIMMONS FIRST NATIONAL CORPORATION

and

ROGERS BANCSHARES, INC.

Dated as of September 10, 2013

TABLE OF CONTENTS

-i-

-ii-

Section 9.04.	Time of the Essence
Section 9.05.	Entire Agreement	62
Section 9.06.	Assignment	62
Section 9.07.	Invalidity	62
Section 9.08.	Waiver and Amendment	62
Section 9.09.	Third-Party Beneficiaries	62
Section 9.10.	Captions	62
Section 9.11.	Counterparts	63
Section 9.12.	Specific Performance	63
Section 9.13.	Jurisdiction	63
Section 9.14.	Waiver of Jury Trial	63

SCHEDULES AND EXHIBITS

Schedule 1.01	Certain Affiliates of Purchaser

Schedule 2.01	Certain Other Purchased Assets

Schedule 4.02	Purchaser Required Approvals

Schedule 5.05	Assumed Bank Related Contracts

Exhibit A	Bidding Procedures

Exhibit B	Bidding Procedures Order

Exhibit C	Sale Motion

-iii-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 10, 2013, by and between SIMMONS FIRST NATIONAL CORPORATION, an Arkansas corporation (the “Purchaser”), and ROGERS BANCSHARES, INC., an Arkansas corporation (the “Company”).

RECITALS

A.
The Company is the record and beneficial owner of 638,800 shares of the 640,000 aggregate issued and outstanding shares of capital stock of Metropolitan National Bank, a national banking association (the “Bank”), and the directors of the Bank are the record and beneficial owners of the remaining 1,200 shares of the capital stock of the Bank.

B.
The Company wishes to sell, and the Purchaser wishes to purchase, all of the Company’s shares of capital stock of the Bank on the Closing Date (as hereinafter defined) (the “Shares”) and certain other assets of the Company, all free and clear of all Encumbrances (as hereinafter defined) and on the terms and conditions set forth in this Agreement.

C.
Immediately following the Purchaser’s acquisition of all of the capital stock of the Bank, the Purchaser shall make the Equity Contribution (as hereinafter defined) to the Bank, on the terms and conditions set forth in this Agreement.

D.
The Company filed a voluntary bankruptcy petition (the “Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Arkansas, Little Rock Division (the “Bankruptcy Court”), on July 5, 2013.

E.
The parties intend for the sale and purchase of the Shares and the Other Purchased Assets (as hereinafter defined), including the assumption and assignment of the Assumed Bank Related Contracts (as hereinafter defined), if any (the “Sale”), to be effectuated pursuant to an order of the Bankruptcy Court under Sections 105, 363 and 365 of the Bankruptcy Code approving such transactions (the “Sale Order”).

In consideration of the covenants, agreements, representations and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

ARTICLE 1
Interpretation

Section 1.01. Definitions.  In this Agreement, unless the context otherwise requires or unless otherwise specifically provided herein:

“Affected Jurisdiction” is defined in Section 3.20(b).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Agreement” is defined in the introductory paragraph.

“Allowed Bidder Outside Date” is defined in Exhibit A.

“Assumed Bank Related Contracts” is defined in Section 5.05.

“Assumed Contract Liabilities” is defined in Section 5.05.

“Auction” is defined in Exhibit A.

“Audited Financial Statements” means the consolidated audited financial statements of the Bank and its Subsidiaries, consisting of consolidated audited statements of financial condition as of December 31, 2012, 2011, and 2010, consolidated audited statements of operations for the years ended December 31, 2012, 2011, and 2010, consolidated audited statements of comprehensive income for the years ended December 31, 2012, 2011 and 2010, consolidated audited statements of stockholders’ equity for the years ended December 31, 2012, 2011 and 2010, and consolidated audited statements of cash flows for the years ended December 31, 2012, 2011 and 2010, true and complete copies of which have previously been provided to the Purchaser prior to the date hereof.

“Bank” is defined in the recitals.

“Bank D&O Policy” is defined in Section 5.06(b).

“Bank Director Stock Purchase Agreement” means that certain Amended and Restated Stock Purchase and Transfer Agreement dated as of March 17, 2010 by and among the Bank and certain directors of the Bank.

“Bank Related Contracts” is defined in Section 2.01.

“Bank Significant Agreement” is defined in Section 3.13(a).

“Bank Tax Refund” means any refund of Tax received from any Governmental Authority attributable to the Bank and its Subsidiaries.  For purposes of clarification, no intercompany tax liability pursuant to the Tax Sharing Agreement will be deemed to be included in the Bank Tax Refund.

“Bank Transaction Expenses” is defined in Section 9.01.

“Bankruptcy Case” is defined in the recitals.

“Bankruptcy Code” is defined in the recitals.

“Bankruptcy Court” is defined in the recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as in effect from time to time.

“Benefit Arrangement” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, obligation or practice, including any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase or other stock-based, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Section 125 of the Code, as amended, and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by the Bank or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of the Bank or its Subsidiaries, or their beneficiaries, or (ii) pursuant to which the Bank or any ERISA Affiliate has any obligation (whether contingent or otherwise) with respect to any such persons.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Bidding Procedures” means the procedures set forth in Bidding Procedures Order.

“Bidding Procedures Order” means the  order of the Bankruptcy Court, dated July 31, 2013, entitled "Order Approving (A) Bidding Procedures, (B) Bidding Protections and (C) the form and manner of Notice of sale of Certain Assets and Granting Related Relief", a copy of which is attached hereto as Exhibit B.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the Bank or its Subsidiaries or relating to the Business.

“Broker” means Keefe, Bruyette & Woods, Inc.

“Broker’s Fees” means the fees and expenses payable by the Company and/or the Bank to the Broker (including any obligations of the Company or the Bank to indemnify the Broker) in connection with this Agreement or any of the transactions contemplated hereby, including the Sale, in an aggregate amount equal to the amount set forth in Section 3.23 of the Disclosure Schedule.

“Burdensome Condition” means any restraint, limitation, term, requirement, provision or condition imposed by any Governmental Authority that could (i) reasonably be expected to be materially burdensome on, or impair in any material respect the anticipated benefits of the Contemplated Transactions to, the Purchaser or any of its Affiliates; (ii) require any Person other than the Purchaser and the Persons listed on Schedule 1.01 to be deemed a bank holding company under the BHCA; (iii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of the Purchaser or any of its Affiliates; (iv) require a contribution of capital in an amount in excess of the Equity Contribution or require any Person other than the Purchaser to guaranty, support or maintain the capital of the Bank at or after the Closing; or (v) cause any Person other than the Purchaser and the Persons listed on Schedule 1.01 to be deemed to control the Bank.

“Business” means the business currently and previously carried on by the Bank and its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or any federal holiday in the United States.

“Call Reports” means the Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Canadian Sanctions” is defined in Section 3.20(b).

“Charter Documents” means articles or certificate of incorporation or association, bylaws and any other comparable constituent document of a corporate entity.

“Closing” means the completion of the sale and purchase of the Shares and the Other Purchased Assets, including the assumption and assignment of the Assumed Bank Related Contracts (if any), in accordance with Article 7.

“Closing Date” means the fifth Business Day following the satisfaction or waiver, as applicable, of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), but not later than the Allowed Bidder Outside Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” is defined in Section 3.02(a).

“Company” is defined in the introductory paragraph.

“Company’s Reports” is defined in Section 3.04(a).

“Company Tax Returns” is defined in Section 5.17.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions between the Company, the Bank, and the Purchaser contemplated by this Agreement, including all transfers and assignments of Other Purchased Assets between the Company and the Bank contemplated by this Agreement, the execution, delivery and performance of all documents, instruments and agreements contemplated hereby and the merger of the Bank with and into Simmons First National Bank ("SFNB"), a wholly owned bank subsidiary of the Purchaser.

“Contracts” means all contracts, agreements, instruments, leases, indentures and commitments, whether written or oral, including non-competition, non-solicitation and confidentiality agreements.

“CRA” is defined in Section 3.19.

“Criticized Assets” is defined in Section 3.22(a).

“Cure Costs” means, with respect to any contract or agreement to which the Company is party, the amount required to be paid with respect to such contract or agreement to cure all monetary defaults under such contract or agreement to the extent required by Section 365(b) of the Bankruptcy Code and otherwise satisfy all requirements imposed by Section 365 of the Bankruptcy Code.

“Designated Person” is defined in Section 3.20(b).

“Disclosing Party” is defined in Section 5.02.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution and delivery of this Agreement.

“Encumber” means to create or permit to exist an Encumbrance.

“Encumbrance” means, with respect to any asset, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:  a lien, encumbrance, adverse claim, charge, execution, security interest or pledge against such asset, or a subordination to any right or claim of others in respect thereof; a claim or interest against such asset or the owner thereof; an option or other right to acquire any interest in such asset; an interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; or any other encumbrance of whatsoever nature or kind against such asset, other than, with respect to the Shares, transfer restrictions imposed by federal or state securities laws.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential non-compliance or Liability (including for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Legal Requirements and Governmental Authorizations and Permits relating to pollution or protection of human health or the environment (including air, surface water, ground water, land surface or subsurface strata, and natural resources) including Legal Requirements relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.

“Equity Contribution” means the cash equity investment, to be made immediately following the Purchaser’s acquisition of all of the capital stock of the Bank, by the Purchaser to the Bank in an amount necessary (after giving effect to the Sale) to satisfy the capital requirements set forth in the Consent Order between the Bank and OCC dated as of March 21, 2012, as modified by any order from any Governmental Authority approving the Contemplated Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Liabilities” is defined in Section 2.04.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“final, non-appealable” (including, with correlative meaning, the term “final and non-appealable”) means, with respect to any Order or other action of a Governmental Authority, an Order or other action (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject Order in all material respects without the possibility for further appeal or rehearing thereon; and (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired, excluding any additional time periods that may begin as a result of Federal Rule 60(b).

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any federal, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, court, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

“Governmental Authorization” means any Consent, approval, license, registration, permit or waiver issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Indemnified Parties” is defined in Section 5.06(a).

“Interim Financial Statements” means the consolidated unaudited financial statements of the Bank and its Subsidiaries, consisting of consolidated statements of financial condition as of March 31, 2013 and March 31, 2012, and consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows, each for the three months ended March 31, 2013 and March 31, 2012, true and complete copies of which have previously been provided to the Purchaser prior to the date hereof.

“Knowledge” of the Company, or words of similar import, including the Company being aware of a fact or circumstance, means the actual knowledge, after reasonable inquiry, of Lunsford Bridges, Susie Smith, Tom Wray, Debbie Knight, James Stobaugh, John Brower, Cheryl Germaine and Jeff Stevenson.

“Leased Properties” is defined in Section 3.11.

“Legal Requirement” means, with respect to any Person, any (i) federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (ii) Order, or (iii) other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, whether or not accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Loans” is defined in Section 3.22(a).

“March 31 Balance Sheet” means the balance sheet dated March 31, 2013 included in the Interim Financial Statements.

“Material Adverse Effect” means (a) any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could reasonably be expected to have, individually or in the aggregate, a material and adverse effect on (1) the business, regulatory status, any Regulatory Agreement, assets, liabilities (including deposit liabilities), profits, prospects, condition (financial or otherwise) or results of operations of the Bank and its Subsidiaries, taken as a whole, or the Business, taken as a whole, or (2) the ability of the Company or the Bank to timely consummate the transactions contemplated by this Agreement and fulfill its respective obligations hereunder; or (b) any other act or omission that could reasonably be expected to materially impair the ability to operate the Business in the Ordinary Course, including after the Closing; provided, however, that none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect” under (a)(1) or (b):  (i) generally applicable changes after the date hereof in GAAP or applicable regulatory accounting requirements, (ii) changes after the date hereof in laws, rules or regulations of general applicability to companies or banks in the U.S. banking industry, (iii) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting the U.S. banking industry generally and not specifically relating to the Bank or its Subsidiaries, (iv) any outbreak or escalation of hostilities, or declared or undeclared acts of war or terrorism, (v) any changes (in composition, value or otherwise) in the Bank’s investment portfolio that have been made upon consultation with the Purchaser pursuant to Section 5.10 hereof, (vi) with respect to the Bank, any pre-Closing restrictions or conditions imposed on the Bank as of the date of this Agreement pursuant to the Regulatory Agreements to which the Bank is a party as of the date of this Agreement and that have been provided to the Purchaser in writing prior to the date hereof; except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change are disproportionately adverse to the business, regulatory status, any Regulatory Agreement, assets, liabilities (including deposit liabilities), profits, prospects, condition (financial or otherwise) or results of operations of the Bank and its Subsidiaries, taken as a whole, or the Business, taken as a whole, as compared to other banks organized in the United States or any of its States, and (vii) any loss of employees of the Bank or any of its Subsidiaries, or any change to the business, assets, liabilities (including deposit liabilities), profits, prospects, condition (financial or otherwise) or results of operations of the Bank or any of its Subsidiaries directly or indirectly resulting from such loss of employees.

“Material Governmental Authorization” is defined in Section 3.03(b)(ii).

“Material Permit” is defined in Section 3.03(a).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances having an adverse effect on human health or the environment, but specifically excluding any such substances to the extent used in de minimis quantities and to the extent strictly for household or general office purposes.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Notice of Sale” means a notice of the sale of the Shares and the Other Purchased Assets and the Sale Hearing.

“OCC” means the Office of the Comptroller of the Currency.

“OFAC” is defined in Section 3.20(a).

“Order” means any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such.

“Ordinary Course of Business” or “in the Ordinary Course” means the conduct of the Business in the same manner in all material respects as the Business was operated on the date of this Agreement, including operations consistent with past practices and in conformance with the Bank’s practices and procedures as of such date.

“Other Purchased Assets” is defined in Section 2.01.

“Owned Properties” is defined in Section 3.11.

“PBGC” is defined in Section 3.10(a).

“Permits” means all permits, licenses, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with Governmental Authorities or other regulatory bodies.

“Permitted Liens” means (i) liens for current taxes and assessments not yet delinquent or as to which the Bank is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the March 31 Balance Sheet; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business consistent with past practice for sums not yet past due, or that are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the March 31 Balance Sheet, or that have been bonded over by a financially sound surety; (iii) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, that do not materially impair the use of such property or the merchantability or the value of such property or interest therein; and (iv) liens on assets given to secure advances by a Federal Home Loan Bank or the Federal Reserve discount window, in each case in the Ordinary Course of Business; provided that except in the case of Permitted Liens under clause (iv) above, an Encumbrance in respect of a monetary obligation will not be considered a Permitted Lien if the monetary obligation could reasonably be expected to be greater than $100,000 or the aggregate monetary obligations in respect of all Encumbrances that would otherwise be Permitted Liens could reasonably be expected to exceed $1,000,000.

“Person” means an individual, legal personal representative, corporation, limited liability company, partnership, firm, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

“Pre-Closing Tax Period” is defined in Section 5.17.

“Premium Cap” is defined in Section 5.06(b).

“Proceedings” means any actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, or other proceedings.

“Properties” is defined in Section 3.11.

“Proprietary Rights” is defined in Section 3.17.

“Purchase Price” is defined in Section 2.02.

“Purchaser” is defined in the introductory paragraph.

“Purchaser Required Approvals” is defined in Section 4.02.

“Qualified Plan” is defined in Section 3.10(b).

“Real Estate” is defined in Section 3.11.

“Recipient Party” is defined in Section 5.02.

“Regulatory Agreement” is defined in Section 3.03(b)(vii).

“Sale” is defined in the recitals.

“Sale Hearing” is defined in Exhibit C.

“Sale Motion” means the motion filed by the Company on July 5, 2013 for entry of (i) an order (a) approving bidding procedures, (b) scheduling bidding deadline, auction date, and sale hearing date, and (c) approving the form and notice thereof; and (ii) an order after the sale hearing (a) authorizing the debtor to sell certain assets free and clear, (b) waiving the 14-day stay, and (c) granting related relief.

“Sale Order” is defined in the recitals.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Shares” is defined in the recitals.

“Subsidiary” shall have the meaning given such term in Section 2(d) of the BHCA.

“Successful Bidder” is defined in Exhibit A.

“Tax” or “Taxes” means (i) all federal, state, local and foreign taxes, charges, fees, imposts, levies or other like assessments, including all income, gross receipts, alternative or add-on minimum, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, recapture, real and personal property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority, and (ii) any liability for the payment of any amounts of the type described in clause (i) of another Person as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium tax relief or similar arrangement).

“Tax Matter” is defined in Section 5.19.

“Tax Refund” means any Tax refunds from any Governmental Authority, including any Bank Tax Refund.

“Tax Returns” means all returns, statements, reports, documents, declarations, forms, designations, claims for refund, and other information and filings (including elections, disclosures, schedules and estimates), and any attachments, addenda or amendments thereto (whether or not a payment is required to be made with respect to any such return or other document) relating to Taxes.

“Tax Sharing Agreement” is defined in Section 3.07(e).

“Transfer Tax Returns” is defined in Section 5.20.

“Transfer Taxes” is defined in Section 5.20.

"Transition Team" means committee of officers of Purchaser and/or SFNB which have been designated by the Purchaser to review and coordinate the operations of the Bank in accordance with the terms of this Agreement prior to the Closing Date.

“Treasury” is defined in Section 3.20(a).

“USA PATRIOT Act” is defined in Section 3.20(a).

“willful and material breach” is defined in Section 6.04(c).

Section 1.02. Interpretation.  For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean United States dollars and except where otherwise provided, all monetary amounts in this Agreement are stated and shall be paid in United States dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word

“or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the Company and the Purchaser have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” shall mean calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

Section 1.03. Governing Law.  This Agreement and the agreements contemplated hereby shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the Bankruptcy Code and the substantive laws of the State of Arkansas, in each case without regard to the conflict of laws principles thereof or of any other jurisdiction.

Section 1.04 Irrevocability of Bid.  Pursuant to the terms of the Bidding Procedures Order, this Competing Agreement shall be irrevocable until entry of the Sale Order (irrespective of whether the Purchaser submits a qualifying Initial Overbid or attends the Auction).

ARTICLE 2
Purchase of Shares and Other Assets; Equity Contribution

Section 2.01. Purchase and Sale of the Shares and Other Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, and subject to the entry of a Sale Order, (a) the Company agrees to sell, assign and transfer to the Purchaser, free and clear of all Encumbrances, and the Purchaser agrees to purchase from the Company, on the Closing Date, effective as of and from the Closing, all of the Shares and (b) the Company agrees to (or to cause its applicable Affiliates to) sell, assign and transfer to the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, free and clear of all Encumbrances, (i) all right, title and interest of the Company to any Bank Tax Refund (and any proceeds of any Bank Tax Refund received or to be received after March 31, 2013), (ii) all of the Contracts of the Company and its Subsidiaries (other than the Bank and its Subsidiaries) that relate to the Business (collectively, the “Bank Related Contracts”) that the Purchaser has identified in accordance with Section 5.05 as Assumed Bank Related Contracts, (iii) all right, title and interest of the Company to any proceeds received or to be received after March 31, 2013 related to any Assumed Bank Related Contract, including any such proceeds from any insurance claims to the extent (but, in the case of insurance claims, only to the extent) related to the Bank or its Subsidiaries or the Business, and (iv) all right, title and interest of the Company to the assets set forth on Schedule 2.01 (the assets identified in clauses (i), (ii), (iii) and (iv) collectively, the “Other Purchased Assets”).

Section 2.02. Consideration. The amount payable to the Company for the Shares and the Other Purchased Assets will be Fifty-three Million Six Hundred Thousand Dollars

($53,600,000) (the “Purchase Price”), which shall, subject to the terms and conditions hereof, be payable, as set forth in Section 2.03 below, at the Closing (subject to Section 5.26 (Payment of Broker’s Fees)).  Concurrently with the Closing, the Bank or, if designated by the Purchaser, a Subsidiary of the Bank shall assume the Assumed Contract Liabilities.

Section 2.03. Payments.  On the Closing Date, the Purchaser shall (a) pay or cause to be paid the Broker’s Fees pursuant to Section 5.26 and (b) pay the Purchase Price (less the Broker’s Fees) to the Company by wire transfer to an account designated by the Company in writing at least two (2) Business Days prior to the Closing Date.

Section 2.04. Equity Contribution.  Immediately following the Purchaser’s acquisition of all of the capital stock of the Bank, the Purchaser shall make the Equity Contribution to the Bank.

Section 2.05. Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, except as expressly provided in Section 5.06 hereof, neither the Purchaser, the Bank, nor any Affiliate of either of the foregoing shall assume, and shall not be deemed to have assumed or be bound by, any duties, responsibilities, obligations or liabilities of the Company or any of its Affiliates (other than, in the case of the Bank and its Subsidiaries, the duties, responsibilities, obligations or liabilities of the Bank and its Subsidiaries, respectively) of any kind or nature, known, unknown, contingent or otherwise, whether direct or indirect, matured or unmatured, other than, in the case of the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, the Assumed Contract Liabilities (collectively, the “Excluded Liabilities”).

ARTICLE 3
Representations and Warranties of the Company

Except as set forth in a corresponding section or subsection, as applicable, of the Disclosure Schedule, the Company hereby makes the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date; provided, that those representations and warranties which address matters only as of a particular earlier date shall have been true and correct only as of such date.

Section 3.01. Corporate Status and Authority; Non-contravention.

(a) Status of the Company.  The Company is duly organized, validly existing and in good standing under the laws of the State of Arkansas and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner in which its business is now being conducted.  The Company is duly registered as a bank holding company under the BHCA.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Status of Bank.  The Bank is a direct Subsidiary of the Company, is duly organized, validly existing and in good standing under the laws of the United States, is authorized under the laws of the United States to engage in the Business and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the

Business in the manner in which the Business is now being conducted.  The Bank is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Bank is a national banking association which is duly licensed by the OCC to engage in commercial banking.  The FDIC has not been appointed receiver of the Bank.  Complete and correct copies of the Charter Documents of the Bank, as currently in effect, have prior to the date hereof been delivered to the Purchaser.

(c) Status of the Bank’s Subsidiaries.  Each of the Bank’s Subsidiaries is directly or indirectly wholly owned by the Bank, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is authorized under the laws of such jurisdiction to engage in the Business that such Subsidiary conducts and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the Business that the Subsidiary conducts in the manner in which the Business that the Subsidiary conducts is now being conducted.  Each of the Bank’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Due Authorization.  Except as set forth in Section 3.01(d) of the Disclosure Schedule, (i) the Company has full legal right, corporate power and authority to enter into this Agreement and, subject to the Sale Order, to carry out its obligations hereunder and thereunder, including the consummation of the Sale and the Contemplated Transactions; and (ii) the execution and delivery of this Agreement and, subject to the Sale Order, the completion and performance of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement have been duly executed and delivered by the Company and, subject to the Sale Order (and assuming due authorization, execution and delivery by the Purchaser), constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.  No other corporate proceedings, including any stockholder approvals, are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the Contemplated Transactions.

(e) Non-contravention.  Except as set forth in Section 3.01(e) of the Disclosure Schedule, none of the execution and delivery of this Agreement, the completion and performance of the Contemplated Transactions (subject to the Sale Order), or compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrance upon any of the material properties or assets of the Company, the Bank or any other Subsidiary of the Company, under any of the terms, conditions or provisions of (A) the

Charter Documents of the Company, the Bank or any other Subsidiary of the Company or the Bank, or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Bank or any other Subsidiary of the Company or the Bank is a party or by which it may be bound, or to which the Company, the Bank or any other Subsidiary of the Company or the Bank or any of the properties or assets of the Company, the Bank or any other Subsidiary of the Company or the Bank may be subject, or (ii) assuming the Purchaser Required Approvals are duly obtained, violate in any respect any Legal Requirement or any Order applicable to the Company, the Bank or any other Subsidiary of the Company or the Bank or any of their respective properties or assets.

(f) At the Closing, the Company will transfer and deliver good and marketable title to the Shares to the Purchaser and to the Other Purchased Assets to the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, in each case, free and clear of any Encumbrances.

Section 3.02. Capitalization of the Bank.

(a) Ownership.  The authorized capital stock of the Bank consists of 800,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of which 640,000 shares of Common Stock are outstanding.  No other shares of capital stock of the Bank are issued or outstanding.  638,800 of the outstanding shares of Common Stock are directly and beneficially owned and held by the Company and all of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable (except as provided in 12 U.S.C. § 55) with no personal liability attaching to the ownership thereof, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and are free and clear of all Encumbrances.  As of the Closing Date, all of the outstanding shares of Common Stock will be directly and beneficially owned and held by the Company.  Section 3.02 of the Disclosure Schedule contains a list of each Person that owns, beneficially or of record, any shares of Common Stock and the number of shares of Common Stock held by each such Person.

(b) Outstanding Stock Rights.  Except as set forth in Section 3.02(b) of the Disclosure Schedule, there are no (i) outstanding preemptive rights, subscriptions, options, calls, units, warrants or other rights of any kind or nature to acquire or which relate to any securities of the Bank or its Subsidiaries; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable or exercisable for any securities of the Bank or its Subsidiaries; (iii) Contracts under which the Company or any of its Subsidiaries or the Bank or any of its Subsidiaries are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of the Bank or its Subsidiaries; (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries or the Bank or any of its Subsidiaries is a party or of which the Company is aware, that may affect the exercise of voting or any other rights with respect to the capital stock of the Bank or its Subsidiaries; or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Bank or its Subsidiaries may vote.

(c) Bank’s Subsidiaries.  Other than the entities listed on Section 3.02(c) of the Disclosure Schedule, the Bank does not have any Subsidiaries nor own any equity interests in any other Person.  The number of authorized and outstanding shares of capital stock (or other equity interests, as applicable) of each of the Bank’s Subsidiaries is set forth on Section 3.02(c) of the Disclosure Schedule.  No other shares of capital stock of any of the Bank’s Subsidiaries are issued or outstanding.  All of the outstanding shares of the Bank’s Subsidiaries are directly or indirectly beneficially owned and held by the Bank and have been duly authorized and validly issued, are fully paid and non-assessable with no personal liability attaching to the ownership thereof, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and are free and clear of all Encumbrances.

(d) Ownership of Assets.  Neither the Company nor any of its Subsidiaries (other than the Bank and its Subsidiaries) (i) owns or has any right to use any asset or property (whether real, personal, tangible, intangible or otherwise) used in or held for use in, or related to, the Business or (ii) other than the Bank Related Contracts, is a party to any Contract relating to the Business.  No Subsidiary of the Company (other than the Bank or its Subsidiaries) has or owns any interest in any Tax Refund (or any proceeds of any Tax Refund received or to be received after March 31, 2013) or any proceeds received or to be received after March 31, 2013 related to any Assumed Bank Related Contract (including any proceeds from any insurance claim to the extent related to the Bank or its Subsidiaries or the Business).

Section 3.03. Business Operations.

(a) Permits.  The Bank and its Subsidiaries hold, and have at all times since January 1, 2008, held, all Permits material to the Business (including all Permits required from the FDIC and the OCC in connection with the Business) (each, a “Material Permit”).  Except as set forth in Section 3.03(a) of the Disclosure Schedule, all of the Material Permits are validly issued, are in full force and effect and are being and have been complied with by the Bank and its Subsidiaries in all material respects.  Except as set forth in Section 3.03(a) of the Disclosure Schedule, no notice of breach or default in respect of any Material Permit has been received by the Bank or its Subsidiaries and there are no proceedings in progress, pending or threatened which would reasonably be expected to result in the cancellation, revocation, suspension or adverse alteration of any of them, and the Company is not aware of any existing matters or state of facts which would reasonably be expected to give rise to any such notice or proceeding.

(b) Governmental Authorizations.

(i) Each Governmental Authorization that is held by the Bank or its Subsidiaries or that otherwise relates to the Business is valid and in full force and effect.

(ii) Except as set forth in Section 3.03(b) of the Disclosure Schedule, the Bank and its Subsidiaries are, and have at all times since January 1, 2008, been, in compliance with all of the terms and requirements of each Governmental Authorization applicable to them that is material to the Business (a “Material Governmental Authorization”).

(iii) Except as set forth in Section 3.03(b) of the Disclosure Schedule, no event has occurred or circumstance exists that would or would reasonably be expected to (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Material Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, or would otherwise impair in any way, any Material Governmental Authorization.

(iv) Except as set forth in Section 3.03(b) of the Disclosure Schedule, neither the Company nor the Bank (nor any of its Subsidiaries) has received any notice or other communication from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Material Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Material Governmental Authorization.

(v) All applications required to have been filed for the renewal of the Material Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority, except as has not been and would not reasonably be expected to be material.

(vi) There is no authorization, license, approval, consent, order or any other action of, or any registration, declaration, filing or notice with or to any Governmental Authority or court that is required for the execution or delivery by the Company of this Agreement or the validity or enforceability of this Agreement against the Company or, subject to the Sale Order and the receipt of the Purchaser Required Approvals, the completion or performance by the Company of any of the Contemplated Transactions.

(vii) Except as set forth in Section 3.03(b)(vii) of the Disclosure Schedule, neither the Bank nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action (formal or informal) issued by, nor is any of them a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter, troubled condition letter, supervisory letter or similar undertaking to, or subject to any capital directive by, or adopted any board resolutions at the request of, any Governmental Authority (each item in this sentence, whether or not set forth in the Disclosure Schedule, and including any amendment, supplement or modification thereto, a “Regulatory Agreement”), nor has the Bank or any of its Subsidiaries been notified since January 1, 2008, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, or amending any such Regulatory Agreement.

(c) Compliance with Law.  Except as set forth in Section 3.03(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material violation of, or has materially violated, and to the Knowledge of the Company neither the Company nor any of its Subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any Legal Requirement.

(d) Fiduciary Activities.  The Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law in all material respects.  Except as would not reasonably be expected to be material to the Bank and its Subsidiaries, taken as a whole, none of the Bank, any of its Subsidiaries, or any director, officer or employee of the Bank or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.04. Regulatory Reports.

(a) Company’s Reports.  The Company has filed or furnished, as applicable, on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Governmental Authority, including any and all federal and state banking authorities, since January 1, 2008 (including any amendments thereto, the “Company’s Reports”).  Each of the Company’s Reports, at the time of its filing or being furnished, complied as to form in all material respects with all Legal Requirements applicable to the Company’s Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company’s Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Bank’s Reports.  The Bank and its Subsidiaries have duly filed with the FDIC, the OCC and any other applicable Governmental Authorities, as the case may be, in correct form in all material respects the reports, returns and filing information data required to be filed under any applicable Legal Requirement, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Legal Requirement.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), such reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 3.05. Deposits.  All of the deposits held by the Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of the Bank, and (ii) all applicable Legal Requirements, including anti-money laundering, anti-terrorism, or embargoed persons requirements.  All of the deposit accounts of the Bank are insured to the maximum limit set by the FDIC and any premiums and assessments required to be paid in connection therewith have been fully paid when due, and no Proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of the Company, threatened.

Section 3.06. Financial Matters.

(a) Bank’s Financial Statements.  The Company has prior to the date hereof provided to the Purchaser the Audited Financial Statements and the Interim Financial Statements.  The Audited Financial Statements and the Interim Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Bank and its Subsidiaries and are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes from the Interim Financial Statements, and (iii) fairly present the consolidated financial position of the Bank and its Subsidiaries as of the respective dates set forth therein and their consolidated results of operations, cash flows and changes in shareholders’ equity, for the respective periods set forth therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (none of which will be material).  The consolidated financial statements of the Bank and its Subsidiaries to be prepared after the date of this Agreement and prior to the Closing (A) will be prepared from, and in accordance with, the books and records of the Bank and its Subsidiaries and will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the respective dates set forth therein and their consolidated results of operations, cash flows and changes in shareholders’ equity for the respective periods set forth therein, subject, in the case of the interim period financial statements, to normal year-end adjustments (none of which will be material).

(b) Call Reports.  The Company has prior to the date hereof provided to the Purchaser true and complete copies of the Call Reports of the Bank for the periods ending December 31, 2012, 2011 and 2010 and March 31, 2013.  The financial statements contained in such Call Reports (i) have been prepared from, and are in accordance with, the books and records of the Bank and its Subsidiaries and are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the respective dates set forth therein and their consolidated results of operations, cash flows and changes in shareholders’ equity for the respective periods set forth therein, subject, in the case of the interim period financial statements, to normal year-end adjustments (none of which will be material).  The financial statements contained in the Call Reports of the Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be prepared from, and in accordance with, the books and records of the Bank and its Subsidiaries and will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the respective dates set forth therein and their consolidated results of operations, cash flows and changes in shareholders’ equity for the respective periods set forth therein, subject, in the case of the interim period financial statements, to normal year-end adjustments (none of which will be material).

(c) Systems and Processes.  Except as set forth in Section 3.06(c) of the Disclosure Schedule, the Bank and its Subsidiaries have in place sufficient systems and processes that are customary for a bank of the size and risk profile of the Bank and that (x) provide reasonable assurances regarding the reliability of the Bank’s and its Subsidiaries’ financial statements and (y) in a timely manner accumulate and communicate to the Bank’s and its Subsidiaries’ principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Bank’s and its Subsidiaries’ financial statements.  Neither the Bank or its Subsidiaries nor, to the Company’s Knowledge, any employee, auditor, accountant or representative of the Bank or its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Bank’s or its Subsidiaries’ financial statements or accounting practices.  There has been no instance of fraud by the Bank or its Subsidiaries, whether or not material, that occurred during any period since January 1, 2008.

(d) Auditor Independence.  Since January 1, 2008, the Company’s and the Bank’s external auditor was independent of the Company and the Bank and their management.  The Company’s and the Bank’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e) Books and Records and Internal Controls.

(i) The Books and Records have been and are being maintained in the Ordinary Course of Business in accordance and compliance with all applicable accounting requirements and Legal Requirements and are complete in all material respects to reflect action and activities by the Bank and its Subsidiaries.  Neither the Company nor the Bank nor any of their Subsidiaries have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K of the Securities Act of 1933, as amended.

(ii) The records, systems, controls, data and information of the Bank and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Bank and its Subsidiaries or any of their accountants (including all means of access thereto and therefrom) in all material respects.  The Bank and its Subsidiaries have established and maintain a system of internal accounting controls designed to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations and (B) transactions are recorded in conformity with GAAP consistently applied and all Legal Requirements.  Since January 1, 2008, neither the Bank nor its Subsidiaries nor, to the Company’s Knowledge, any director, senior executive officer, auditor, or independent accountant, has received notice or otherwise obtained knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of the Bank or its Subsidiaries or their respective internal accounting controls.

(f) Liabilities.  Neither the Bank nor its Subsidiaries has any Liability, and there is no existing fact, condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, except:  Liabilities to the extent reflected in or provided for on the March 31 Balance Sheet; or Liabilities incurred in the Ordinary Course of Business since March 31, 2013 that are not, individually or in the aggregate, material to the Bank.

Section 3.07. Tax Matters.

(a) Each of the Bank and its Subsidiaries (or the Company on behalf of the Bank or its Subsidiaries) has filed all federal income Tax Returns and all other material Tax Returns required to be filed by it.  All such Tax Returns were true, correct and complete in all material respects and accurately reflected in all material respects the taxable income (or other measure of Tax) of the Bank and its Subsidiaries.

(b) Each of the Company, the Bank and its Subsidiaries (or the Company on behalf of the Bank or its Subsidiaries) has paid all material Taxes required to be paid by the Bank, its Subsidiaries or the consolidated, combined, affiliated, unitary or other Tax group including the Company, the Bank and its Subsidiaries whether or not shown on any material Tax Return.  The Bank and its Subsidiaries have established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the assets and operations of the Bank and its Subsidiaries.

(c) Each of the Bank and its Subsidiaries (or the Company on behalf of the Bank or its Subsidiaries) has withheld and paid to the appropriate taxing authority all material Taxes required to be withheld and paid, including in connection with any amounts owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 and any other forms required with respect thereto have been properly completed and timely filed in all material respects.

(d) None of the Company, the Bank or its Subsidiaries has received from any taxing authority written notice of, and, to the Knowledge of the Company, there is not threatened, any audit, claim, action, suit, request for information, ruling, determination, investigation or administrative or judicial Proceeding that is pending or being conducted with respect to material Taxes of the Bank or its Subsidiaries.  None of the Company, the Bank or its Subsidiaries has received from any taxing authority (including in jurisdictions in which the Bank or its Subsidiaries has not filed Tax Returns) written notice of, and, to the Knowledge of the Company, there is not threatened, any proposed assessment, adjustment or deficiency for any amount of material Taxes proposed, asserted, or assessed against the Bank or its Subsidiaries.

(e) Neither the Bank nor its Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnification agreement or similar agreement or arrangement other than the Tax Allocation Agreement, dated as of January 1, 2006, by and between the Company and the Bank (the “Tax Sharing Agreement”).

(f) Neither the Bank nor its Subsidiaries has, in the past seven (7) years or, to the Knowledge of the Company, prior years, constituted either a “distributing corporation” or a

“controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Assuming the Bank is acquired by the Purchaser and the Bank is not merged or consolidated with another entity, neither the Bank nor its Subsidiaries will be required, for income Tax purposes for any taxable period ending after the Closing Date, to include in its taxable income any item of income or gain or to exclude from its taxable income any item of deduction or loss as a result of any (i) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign law) for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition occurring on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(h) There are no Encumbrances for Taxes on any of the assets of the Bank or its Subsidiaries except for Permitted Liens.

(i) No written claim has been received in the last six (6) years by the Company, the Bank or its Subsidiaries from a taxing authority in a jurisdiction where the Bank or its Subsidiaries does not file Tax Returns that the Bank or its Subsidiaries is or may be subject to taxation by that jurisdiction or should have been included in a combined, consolidated, affiliated, unitary or other group Tax Return of that jurisdiction.

(j) Neither the Bank nor its Subsidiaries has engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 3.08. Litigation and Claims.  Except as set forth in Section 3.08 of the Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened Proceedings against or relating to the Bank or its Subsidiaries or the Business or any of the Contemplated Transactions, or that could otherwise materially interfere with or delay any of the Contemplated Transactions.  Except as set forth in Section 3.08 of the Disclosure Schedule, there is no material Order or regulatory restriction imposed upon or relating to the Bank or its Subsidiaries or the Business or any of the Contemplated Transactions, or that could otherwise materially interfere with or delay any of the Contemplated Transactions.

Section 3.09. Employees.  Section 3.09 of the Disclosure Schedule sets forth, for (i) each officer and (ii) each other key employee whose annual base compensation equals or exceeds $100,000 of the Bank or its Subsidiaries, such employee’s name, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity.  Five (5) days prior to the Closing Date, the Company will provide the Purchaser with a revised version of Section 3.09 of the Disclosure Schedule, updated as of such date.  To the Knowledge of the Company, no (i) officer or (ii) other key employee whose compensation equals or exceeds $100,000 of the Bank or its Subsidiaries has indicated to the Company, the Bank or any of their Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

Section 3.10. Employee Benefit Plans; Labor.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a complete and correct list of each Benefit Arrangement.  The Company has prior to the date hereof provided to the Purchaser correct and complete copies of (i) each Benefit Arrangement, including all amendments thereto (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 and accompanying schedules, if any, filed with the Internal Revenue Service with respect to each Benefit Arrangement, (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement, (v) for the past two years, (A) audited financial statements and (B) actuarial valuation reports for each applicable Benefit Arrangement and (vi) all correspondence with the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation (the “PBGC”).

(b) Each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”) and each trust established in connection with any Qualified Plan which is intended to be tax exempt under Section 501(a) of the Code (i) is tax qualified or tax exempt, as applicable, and the Bank has received a determination letter or an opinion letter from the Internal Revenue Service upon which it may rely regarding each such Qualified Plan’s qualified status under the Code, and (ii) to the Company’s Knowledge, no event has occurred since the date of the most recent determination letter or application relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan.  The Company has prior to the date hereof provided to the Purchaser a correct and complete copy of the most recent determination letter or opinion letter received with respect to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c) Each Benefit Arrangement has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Legal Requirements and the terms of all applicable collective bargaining agreements (if any).  No events have occurred with respect to any Benefit Arrangement that could result in payment or assessment by or against the Bank or its Subsidiaries of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.  In addition, with respect to any Benefit Arrangement, no administrative investigation, audit or other Proceedings by the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority is pending, threatened or in progress.  None of the Company, the Bank or any of the Bank’s Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service, Department of Labor or any other Governmental Authority with respect to any Benefit Arrangement, and none of the Company, the Bank or any of the Bank’s Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(d) Except as set forth in Section 3.10(d) of the Disclosure Schedule, with respect to each Benefit Arrangement that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) the applicable minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived, are satisfied and the Benefit Arrangement is not currently, and is not reasonably expected to be, in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) the fair market value of the assets of such Benefit Arrangements equals or exceeds the actuarial present value of all accrued benefits under such Benefit Arrangements (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company, the Bank or any of the Bank’s Subsidiaries; (vi) the PBGC has not instituted proceedings to terminate any such Benefit Arrangement and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Benefit Arrangement and (vii) no written or oral communication has been received from the PBGC concerning the funded status of any such plan or any transfer of assets and liabilities from any such Benefit Arrangement.  In addition, no administrative investigation, audit or other administrative Proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Authority is pending, threatened or in progress with respect to any Benefit Arrangement.

(e) Except as set forth in Section 3.10(e) of the Disclosure Schedule, neither the Bank nor any of its ERISA Affiliates contributes to, or has within the preceding six (6) years, contributed to, any Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.  Neither the Bank nor any of its ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(f) The Bank and its Subsidiaries have no obligation to provide medical, dental or life insurance benefits (whether or not insured) to any employees or former employees of the Bank or its Subsidiaries after retirement or other termination of service (other than (i) coverage mandated by Legal Requirements and (ii) benefits, the full direct cost of which is borne by the employee or former employee (or beneficiary thereof)).

(g) There are no collective bargaining agreements binding on the Bank or its Subsidiaries; none of the employees of the Bank or its Subsidiaries is represented by a labor union, and to the Knowledge of the Company, there is no, and since January 1, 2008, has been no, (i) organizational effort made or threatened by or on behalf of any labor organization or trade union to organize any employees of the Bank or its Subsidiaries, or (ii) demand for recognition of any employees of the Bank or its Subsidiaries made by or on behalf of any labor organization or trade unions.

(h) There is no, and since January 1, 2008, there has not been, any strike, work stoppage, work slowdown, or lockout pending, or, to the Knowledge of the Company, contemplated or threatened against or involving the Bank or its Subsidiaries.

(i) The Company is in compliance, in all material respects, with all applicable Legal Requirements respecting employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(j) There are no Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Bank or its Subsidiaries, relating to the alleged material violation of any applicable Legal Requirement pertaining to labor relations or employment matters.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with a termination of service, will (i) result in any payment (including severance, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Benefit Arrangement, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Benefit Arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, whether or not contingent; or (iv) result in any limitation on the right of the Company, the Bank or any of Bank’s Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Arrangement or related trust.  There is no agreement, contract or arrangement to which the Company, the Bank or any of the Bank’s Subsidiaries is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code.  No Benefit Arrangement provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Section 3.10(k) of the Disclosure Schedule sets forth (i) the amount of each payment or benefit that could become payable to each employee under a Benefit Arrangement as a result of the transactions contemplated by this Agreement or a termination of employment or service, including as a result of accelerated vesting and (ii) the amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable to each such employee.

(l) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, the Bank or the Bank’s Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

Section 3.11. Properties and Leases.  The Bank or one of its Subsidiaries (a) has good, valid and marketable title to all the properties and assets reflected in the March 31 Balance Sheet or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course) (the “Owned Properties”), free and clear from any Encumbrances other than Encumbrances that, (A) (i) would not, and would not reasonably be expected to, individually or in the aggregate, affect the value thereof or interfere with the use made or to be made thereof by the Bank or its Subsidiaries in any material respect or otherwise be material, (ii) do not secure indebtedness for borrowed money and (iii) arose only in the Ordinary Course and (B) in the case of Owned Properties consisting of Real Estate, Permitted Liens, (b) is the lessee of all leasehold estates reflected in the March 31 Balance Sheet or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Properties”; and any Property consisting of real estate or buildings or improvements thereon (“Real Estate”)), free and clear from Encumbrances other than Encumbrances that, (A) (i) would not, and would not reasonably be expected to, individually or in the aggregate, affect the value thereof or interfere with the use made or to be made thereof by the Bank or its Subsidiaries in any material respect or otherwise be material, (ii) do not secure indebtedness for borrowed money and (iii) arose only in the

Ordinary Course and (B) in the case of Leased Properties consisting of Real Estate, Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, and (c) owns or leases all properties and assets as are used by the Bank or its Subsidiaries in the Business or otherwise necessary to their respective operations as now conducted.  The Real Estate is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Estate are in good operating condition and in a state of good working order, ordinary wear and tear excepted.  There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against any of the Real Estate.  The Bank and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Estate, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

Section 3.12. Absence of Certain Changes.  Except as set forth in Section 3.12 of the Disclosure Schedule, since December 31, 2012, (a) there has not been, and no fact, effect, event, change, occurrence or circumstance has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Bank or its Subsidiaries or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Contract to which the Bank or its Subsidiaries is a party or subject or which otherwise relates to the Business and which is, individually or in the aggregate, material to the financial condition of the Bank and its Subsidiaries.

Section 3.13. Commitments and Contracts.

(a) Except as set forth in Section 3.13 of the Disclosure Schedule in sections corresponding to the following subsections, there are no Contracts to which the Bank or its Subsidiaries is a party or subject or which otherwise relate to the Business (whether written or oral, express or implied, whether or not the Bank or the Company is party thereto) of the type described below (each Contract disclosed or required to be disclosed, including the Bank Related Contracts, a “Bank Significant Agreement”):

(i) any Contract which is or would constitute a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(ii) any Contract with respect to the employment or service of any current directors, officers, employees or consultants of the Bank or its Subsidiaries or of any former director or officer of the Bank or its Subsidiaries whose service as such terminated after December 31, 2010, other than the Bank’s standard form at-will offer letter;

(iii) any Contract by the Bank or its Subsidiaries with the Company or any of its Affiliates (other than the Bank or its Subsidiaries);

(iv) any Contract by the Bank or its Subsidiaries with any director or officer of the Company or its Affiliates;

(v) any Contract which limits or purports to limit the freedom of the Bank or its Subsidiaries (or after Closing would so limit or purport to so limit the Purchaser or any of its Affiliates) to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(vi) any Contract with a Governmental Authority;

(vii) any Contract which (A) grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Bank or its Subsidiaries; (B) limits or purports to limit the ability of the Bank or its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business the Bank or its Subsidiaries owns, or (C) contains a “most favored nation” clause or similar term providing preferential pricing to a party (other than the Bank or its Subsidiaries) that is material to the Bank or its Subsidiaries or grants to any Person (other than the Bank or its Subsidiaries) any exclusivity rights;

(viii) any partnership, joint venture, limited liability company, operating, shareholder, investors rights or other similar agreement or arrangement;

(ix) any lease or sublease (A) of personal property providing for aggregate rentals of $10,000 or more or (B) of Real Estate;

(x) any indenture, deed of trust, loan agreement or other financing agreement or instrument to which the Bank or any of its Subsidiaries is an obligor or guarantor;

(xi) any Contract relating to the acquisition or disposition of any material business or material assets or liabilities (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Bank or its Subsidiaries;

(xii) any agreement or series of related agreements for the purchase, sale, receipt, lease, license or use of materials, supplies, goods, services, Proprietary Rights, equipment or other assets providing for aggregate payments by or to the Bank and its Subsidiaries of $100,000 or more annually or $200,000 or more in aggregate;

(xiii) any participation, loan purchase or similar agreement pursuant to which the Bank or its Subsidiaries has (A) acquired an interest in the indebtedness of any third party or (B) sold an interest in the indebtedness of any third party;

(xiv) any agreement (including any keepwell agreement, other than the Company’s source of strength obligations pursuant to the Federal Reserve Board’s Regulation Y) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Bank or its Subsidiaries or (B) the Bank or its Subsidiaries has, directly or indirectly, guaranteed any liabilities or obligations of any other Person (other than letters of credit entered into in the Ordinary Course, including for the avoidance of doubt with customary terms); and

(xv) any Bank Related Contract.

(b) Prior to the date hereof, the Company has provided (by hard copy or electronic data room access) to Purchaser or its representatives true, correct and complete copies, including all amendments, purchase orders and statements of work (as applicable), of each of the Bank Significant Agreements.  (i) Each of the Bank Significant Agreements has been duly and validly authorized, executed and delivered by the Bank or its Subsidiaries and is binding on the Bank or its Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party thereto, and in full force and effect; (ii) the Bank and its Subsidiaries are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by any of them under each Bank Significant Agreement; (iii) the Bank and its Subsidiaries have not received any notice to terminate, in whole or part, or notice of any material violation or default (or any condition which with the passage of time or the giving of notice or both would cause such a violation or default) by any party under any Bank Significant Agreement; and (iv) no other party to any Bank Significant Agreement is, to the Knowledge of the Company, in default or violation in any respect thereunder.

Section 3.14. Risk Management Instruments.  All derivative instruments of the Bank and its Subsidiaries, including swaps, caps, floors and option agreements, whether entered into for the Bank’s or its Subsidiaries’ own account or for the account of a customer of the Bank, were entered into (a) only in the Ordinary Course of Business and consistent with past practice, (b) in accordance with all applicable Legal Requirements and regulatory policies and in accordance with prudent practices, and (c) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Bank or one of its Subsidiaries and is enforceable against the Bank or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) in accordance with its terms.  Neither the Bank nor its Subsidiaries, nor any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

Section 3.15. Environmental Matters.

(a) The Bank and its Subsidiaries are and have since January 1, 2008, been in compliance in all material respects with all Environmental Laws.  None of the Bank, the Bank’s Subsidiaries nor the Company has received any communication from any Person that alleges that the Bank or any of its Subsidiaries is not in compliance with or is subject to any Liability under any Environmental Laws and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance or give rise to such Liability in the future.

(b) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened, nor are there any circumstances that would reasonably be expected to form the basis for any Environmental Claim, against the Bank or its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Bank or any of its Subsidiaries has indemnified, retained or assumed by contract or by operation of law.

(c) The Company has provided to Purchaser all assessments, reports, data, results of investigations or audits, and other information that is in the possession or control of or reasonably available to the Company or the Bank or its Subsidiaries regarding any Materials of Environmental Concern, Environmental Law, Environmental Claim or other environmental matters pertaining to, or the environmental condition of, any properties currently or previously owned, leased or operated by the Bank or its Subsidiaries, including but not limited to corporate offices or branch locations or properties acquired through foreclosure, granting of a deed in lieu of foreclosure or similar transfer of title or possession, or the compliance (or noncompliance) by or Liability of the Bank or its Subsidiaries under any Environmental Laws.

(d) Except as would not reasonably be expected to give rise to any Liability of the Bank or its Subsidiaries, no Materials of Environmental Concern have been discharged, disposed of, spilled, leaked or otherwise released at, on, to, from or under any property now or previously owned, leased or operated by the Bank or its Subsidiaries or any of their respective predecessors (including, to the Knowledge of the Company, any such properties acquired through foreclosure, granting of a deed in lieu of foreclosure or similar transfer of title or possession).

(e) Neither the Bank nor any of its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to, make any filings with or receive approval from any Governmental Authority regarding environmental matters, other than a supervising bankruptcy court with jurisdiction over the pending transaction, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

Section 3.16. Insurance.  The Bank and its Subsidiaries maintain insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Bank and its Subsidiaries reasonably believe are adequate for its business, prudent and consistent with industry practice, including, but not limited to, insurance covering all real and personal property owned by or leased by the Bank or its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business.  The Company has furnished to the Purchaser prior to the date hereof true and complete copies of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Bank and its Subsidiaries, whether or not the Bank or its Subsidiaries are party to such insurance policies or fidelity bonds.  There is no claim by the Bank or its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and the Company, the Bank and its Subsidiaries have otherwise in all material respects complied fully with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since at least January 1, 2006, and remain in full force and effect.  The Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  The Bank and its Subsidiaries shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing, and such coverage will not be affected by any claims by the Company or any of its Subsidiaries other than the Bank and its Subsidiaries.

Section 3.17. Intellectual Property.  The Bank and its Subsidiaries own, are licensed to use or otherwise possess legally enforceable rights to use all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, and extensions, modifications or renewals of such registrations or applications, and all other intellectual property rights (collectively, “Proprietary Rights”) that are material to the Business and used in or necessary for the conduct of the Business as currently conducted.  The Bank and its Subsidiaries have the right to use all material Proprietary Rights owned or licensed by the Bank or used in the conduct of the Business as currently conducted without infringing, misappropriating or otherwise violating the Proprietary Rights of any third party, and neither the Bank, its Subsidiaries nor the conduct of the Business has infringed, misappropriated or otherwise violated any such Proprietary Rights in any material respect.  To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Proprietary Rights of the Bank or its Subsidiaries, except where such infringement, misappropriation or other violation, or the lack of a right to use such Proprietary Rights, would not have any Material Adverse Effect on the Bank or its Subsidiaries.  No charges, claims, allegations, or litigation have been asserted or, to the Company’s Knowledge, threatened against the Bank or its Subsidiaries (i) contesting the right of the Bank or its Subsidiaries to use, or the validity of, any of the Proprietary Rights used in the conduct of the Business as currently conducted, (ii) challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, or (iii) claiming that the Bank, its Subsidiaries or the conduct of the Business infringes, misappropriates or otherwise violates any Proprietary Rights of any Person, and, to the

Company’s Knowledge, no valid basis exists for the assertion of any such charge, claim, allegation or litigation.  All licenses and other agreements to which the Bank or its Subsidiaries is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Bank and, to the Company’s Knowledge, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event which, with notice or lapse of time or both, would constitute a default) by the Bank or, to the Company’s Knowledge, any other party thereto under any license or other agreement affecting Proprietary Rights used in the conduct of the Business as currently conducted, except for defaults, if any, which would not have any material impact on the Bank or its Subsidiaries.  The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights used in the conduct of Business as currently conducted and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

Section 3.18. Related Party Transactions.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, neither the Bank nor its Subsidiaries is now or has since January 1, 2008, been involved, directly or indirectly, in any business arrangement or other relationship (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other transaction or agreement with (x) the Company or any of its Affiliates (other than the Bank or its Subsidiaries), any director or officer of the Company or any of its Affiliates (including the Bank and its Subsidiaries), any stockholder owning 5% or more of the outstanding Common Stock of the Company or, to the Knowledge of the Company, any Affiliate or “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934) of any such director, officer or stockholder, or (y) to the Knowledge of the Company, and other than credit and consumer banking transactions in the Ordinary Course of Business, any employee of the Company or any of its Affiliates (including the Bank and its Subsidiaries) who is not an officer, or any Affiliate, or “associate” or member of the “immediate family” of any such employee.

(b) The Bank is in compliance with Sections 23A and 23B of the Federal Reserve Act and its implementing regulations, and all extensions of credit by the Bank to any “executive officer,” “director,” “principal shareholder” or “related interest” of any of the foregoing (as such terms are defined in the Federal Reserve Board’s Regulation O) of the Bank or the Company have been made in compliance with the Federal Reserve Board’s Regulation O and the Company has not been advised that, and has no reason to believe that, any facts or circumstances exist that would cause the Bank, or any extensions of credit by the Bank, not to be so compliant.

Section 3.19. Community Reinvestment Act and Consumer Compliance.  The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Bank or its Subsidiaries: (1) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act (“CRA”) or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory” or (2) to be deemed not to be in satisfactory compliance in any material respect with the federal fair lending laws and regulations or other applicable federal or state consumer protection laws and regulations applicable to any of the activities of the Bank and its Subsidiaries.

Section 3.20. Anti-money Laundering.

(a) Neither the Bank nor any of its Subsidiaries has, since January 1, 2008, violated in any material respect, and the Company has no Knowledge of, has not been advised of, and has no reason to believe that: (1) any facts or circumstances exist that would cause the Bank or its Subsidiaries to be operating in violation in any material respect of (a) the Bank Secrecy Act or the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), or the regulations implementing those statutes, or regulatory guidance with respect thereto, that the U.S. Department of the Treasury (“Treasury”) or the OCC has issued, (b) any regulation or order or regulatory guidance with respect to economic and trade sanctions issued by Treasury’s Office of Foreign Assets Control (“OFAC”), or (c) any other applicable anti-money laundering or economic or trade sanction statute, rule, regulation, order or regulatory guidance; or (2) the Bank or its Subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of, or is or may be subject to a Regulatory Agreement relating to, any violation of or noncompliance with any of the foregoing.  The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause there to be any material deficiencies in its compliance risk management program with respect to the Bank Secrecy Act or the USA PATRIOT Act or any rules, regulations or regulatory guidance issued thereunder or any regulations or orders with respect to the trade or economic sanctions issued by OFAC.  The Bank’s Board of Directors has adopted and implemented a compliance program that complies in all material respects with all the requirements of the Bank Secrecy Act, the USA PATRIOT Act, and any other applicable anti-money laundering or economic or trade sanction statutes, rules, regulations, orders or regulatory guidance issued by Treasury, OFAC or the OCC.

(b) Neither the Company nor the Bank has material operations in an Affected Jurisdiction.  No director or 10% or greater shareholder of the Company or the Bank is a Person that is included in the listing of designated persons and entities maintained by the Office of the Superintendent of Financial Institutions Canada (a “Designated Person”).  To the Company’s Knowledge, the Contemplated Transactions do not involve the payment or receipt of any amount by or on behalf of the Purchaser to or from a Designated Person or a Person that is controlled by a Designated Person.  The Contemplated Transactions will not violate in any material respect any Canadian laws relating to economic sanctions and anti-terrorism, including the Criminal Code (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act (Canada) and the United Nations Act (Canada), and the regulations, orders and guidelines issued under such statutes, including any statute, regulation, order, rule or guideline that amends, supplements or supersedes any of them, including those currently that relate to Burma, Belarus, Côte d’Ivoire, Democratic People’s Republic of Korea, Democratic Republic of the Congo, Egypt, Eritrea, Iran, Iraq, Lebanon, Liberia, Libya, Sierra Leone, Somalia, Sudan, Syria, Tunisia and Zimbabwe (each an “Affected Jurisdiction”) and Al Qaida and the Taliban (collectively, “Canadian Sanctions”), and each of the Company and the Bank agrees to provide the Purchaser with any and all additional information reasonably requested by the Purchaser to confirm whether or not the Contemplated Transactions will violate any Canadian Sanctions.

Section 3.21. Customer Information Security.  Since January 1, 2008, to the Company’s Knowledge, there has been no unauthorized disclosure of, or access to any non-public personal information of a customer of the Bank or its Subsidiaries that could result in substantial harm or inconvenience to such customer.  The Bank and its Subsidiaries are and have been since January 1, 2008, in material compliance with, and the Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Bank or its Subsidiaries to be deemed not to be in satisfactory compliance in any material respect with, the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of any information security program adopted by the Bank pursuant to 12 C.F.R. Part 364.

Section 3.22. Loan Portfolio.

(a) Section 3.22(a)(1) of the Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of May 31, 2013 of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and participations) payable to the Bank or its Subsidiaries (collectively, the “Loans”), other than “non-accrual” Loans, and (ii) separately, the aggregate outstanding principal amount, as of the date hereof, of all “non-accrual” Loans.  Except as listed on Section 3.22(a)(2) of the Disclosure Schedule, as of the date hereof, neither the Bank nor its Subsidiaries had any outstanding Loan or asset classified as “Other Real Estate Owned” or that was designated internally by the Bank or its Subsidiaries (or, to the Company’s Knowledge, by a Governmental Authority in an examination report or directive) as “special mention,” “substandard,” “doubtful,” “loss” or words of similar import (any of the foregoing Loans or assets, “Criticized Assets”).  Section 3.22(a)(3) of the Disclosure Schedule sets forth (x) a summary of Criticized Assets as of the date hereof, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category and (y) each asset of the Bank or its Subsidiaries that, as of the date hereof, is so classified.  The Bank or its Subsidiaries, as applicable, has good, valid and marketable title to all properties and assets reflected in Section 3.22(a)(2) of the Disclosure Schedule that are classified as “Other Real Estate Owned,” free and clear from Encumbrances and any material obligations that would affect the value or transferability thereof.  The information (including electronic information and information contained on tapes and computer disks and the information set forth on Section 3.22(a) of the Disclosure Schedule referenced in this Section 3.22) with respect to the Loans and Criticized Assets made available to the Purchaser by the Company is, as of the respective dates indicated therein, true and complete in all material respects.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent purported to be secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).  Neither the Bank nor its Subsidiaries administers or services, or has in the past administered or serviced, any loan, note or borrowing not originated and owned by the Bank.  No Loans have been originated by the Bank’s Subsidiaries.  All Loans originated by the Bank were made and are administered or serviced, as applicable, in accordance with customary lending standards of the Bank.  All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Encumbrance, and each of the Bank and its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all applicable loan policies and procedures of the Bank and applicable laws and regulations relating to such Loans, including any applicable laws and regulations with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of mortgage Loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, and the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to such Loans.

(c) Except as set forth in Section 3.22(c)(i) of the Disclosure Schedule, neither the Bank nor its Subsidiaries has purchased or sold any Loans or advances or any participations therein that are currently outstanding.  Except as set forth in Section 3.22(c)(ii) of the Disclosure Schedule, neither the Bank nor its Subsidiaries has, at any time since January 1, 2006, sold any assets of the Bank or its Subsidiaries with recourse of any kind to the Bank or its Subsidiaries, as applicable, or entered into any agreement providing for the sale or servicing of any Loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Authority except, in each case, where neither the Bank nor its Subsidiaries has any ongoing liability or exposure.  Except as set forth in Section 3.22(c)(iii) of the Disclosure Schedule, neither the Bank nor its Subsidiaries has received a request to repurchase any Loan or advance or participation therein, or any other asset, sold to a third party, nor has the Bank or its Subsidiaries been advised by any third-party purchaser of any Loan or advance or participation therein, or any other asset, that such purchaser intends to request that the Bank or its Subsidiaries repurchase such Loan or advance or participation therein, or other asset, and there is no basis for any of the foregoing.

(d) The Bank is not now, nor has it since January 1, 2008 been, subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, the Department of Housing and Urban Development, the Government National Mortgage Association, the Department of Veterans Affairs, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(e) There is no pending or, to the Knowledge of the Company, threatened litigation with respect to any Loan which could adversely affect the rights of the Bank to enforce such Loan or the Bank’s rights with respect to any related property.

(f) Notwithstanding anything to the contrary in this Agreement, the Company makes no representation or warranty as to the sufficiency of collateral securing or the collectibility of the Loans.

Section 3.23. Brokers or Finders.  Except for the Broker’s Fees set forth in Section 3.23 of the Disclosure Schedule, neither the Bank nor any of its Subsidiaries, nor any of their representatives, has incurred or will incur any Liability for brokerage or finders’ fees or agents’

commissions or other similar payments (or any expenses in connection therewith) in connection with the Contemplated Transactions, and any such fees, commissions or other payments due in connection with the transactions contemplated hereby are solely Liabilities of the Company (not including the Bank or its Subsidiaries).

Section 3.24. Investment Securities.  The Bank and its Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Encumbrances, except to the extent that such securities or commodities are pledged in the Ordinary Course to secure obligations of the Bank or its Subsidiaries.  Such securities and commodities are valued on the books of the Bank in accordance with GAAP in all material respects.

Section 3.25. No Other Representations and Warranties.  Except for the specific representations and warranties contained in this Agreement, neither the Company nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Purchaser, express or implied, at law or in equity.  The Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties.

ARTICLE 4
Representations and Warranties of the Purchaser

The Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and as of the Closing Date; provided, that those representations and warranties which address matters only as of a particular earlier date shall have been true and correct only as of such date.

Section 4.01. Corporate Status and Authority; Non-contravention.

(a) Status of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Arkansas, is registered with the Board of Governors of the Federal Reserve System as a financial holding company, and has the power to own its property and conduct its business in the manner in which such business is now being conducted and has full power and capacity to enter into this Agreement, carry out the Contemplated Transactions to which it is a party, and duly observe and perform all of its obligations contained in this Agreement.

(b) Due Authorization.  The execution and delivery of this Agreement and the completion and performance of the transactions and obligations contemplated by or contained in this Agreement have been duly authorized by all necessary organizational or corporate action on the part of the Purchaser, as applicable, and this Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Purchaser and, subject to the approval of the Bankruptcy Court, is enforceable in accordance with its terms.

(c) Non-contravention.  Neither the execution and delivery of this Agreement nor the completion and performance of the Contemplated Transactions will (i) contravene any of the provisions of the Charter Documents of the Purchaser, or (ii) result in a material breach of or material default under, or contravene, any material indenture, contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound.

Section 4.02. Governmental Authorizations.  Subject to entry of the Sale Order, and except for the filing of applications and notices with, and the receipt of consents, authorizations, approvals, exemptions or non-objections from, as applicable, the Governmental Authorities set forth on Schedule 4.02 (the “Purchaser Required Approvals”), no consents or approvals of or filings or registrations with any Governmental Authority are necessary on the part of the Purchaser or its Affiliates in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the Contemplated Transactions.  As of the date of this Agreement, the Purchaser knows of no reason relating specifically to the Purchaser why any of the Purchaser Required Approvals will not be obtained.

Section 4.03. Investment Intent.  The Purchaser is acquiring the Shares for its own account and not with the view toward distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, other than in compliance with all applicable Legal Requirements, including United States federal securities laws.

Section 4.04. Proof of Financial Ability To Perform; Sufficient Funds.  The Purchaser has provided to the Company true and correct copies of Purchaser's SEC Form 10-K containing its audited financial statements for the year ended December 31, 2012, the Purchaser's SEC Form 10-Q for the period ended June 30, 2013 containing the Purchaser's unaudited financial statements or the period ended June 30, 2013 and the Consolidated Reports of Condition and Income (Call Report) of SFNB for the period ended June 30, 2013.  As of the Closing Date, the Purchaser shall have sufficient funds to pay the Purchase Price and effect the Equity Contribution.

Section 4.05. No Other Representations and Warranties.  Except for the specific representations and warranties contained in this Agreement, neither the Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Company, express or implied, at law or in equity.  The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties.

ARTICLE 5
Pre-closing Matters and Other Covenants

Section 5.01. Operations Until Closing.  Except as expressly otherwise provided in this Agreement or as may be otherwise expressly required by any Governmental Authority having jurisdiction over the Bank or the Company, including the Bankruptcy Court, except with the prior written consent of the Purchaser through the Transition Team, from the date of this Agreement to the Closing:

(a) Conduct of Business.  The Company shall cause the Bank and its Subsidiaries to:  (i) carry on and conduct the Business in all material respects in the Ordinary Course consistent with past practice; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including with customers, suppliers and employees, and retain the services of its key officers and employees; (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, the Bank or the Purchaser to obtain any necessary approvals of any Governmental Authority required for the Contemplated Transactions or to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; and (iv) maintain its Books and Records in the usual, regular and ordinary manner.

(b) Bank Forbearances.  The Company shall not, to the extent relating to or impacting the Bank or its Subsidiaries, and shall cause the Bank and its Subsidiaries not to, and, in the case of clause (iv) below, shall cause the directors of the Bank not to, in each case except with the prior written consent of the Purchaser:

(i) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, except as required by any applicable Legal Requirement or policies imposed by any Governmental Authority, or fail to operate in accordance with such policies;

(ii) make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as required pursuant to Contracts already entered into and disclosed in Section 5.01(b) of the Disclosure Schedule;

(iii) terminate, enter into, amend, modify, waive any material provision of or renew any Bank Significant Agreement or Permit (other than renewals in the Ordinary Course) other than the Tax Sharing Agreement, which shall be terminated prior to the Closing in accordance with Section 5.15;

(iv) adjust, split, combine or reclassify the Bank’s or its Subsidiaries’ stock, sell, transfer, mortgage, Encumber or otherwise dispose of any shares of the Bank’s stock beneficially owned by the Company, or permit any third party to sell, transfer, mortgage, Encumber or otherwise dispose of any shares of the Bank’s stock beneficially owned by such third party, or issue, sell or otherwise permit to become outstanding, or dispose of or Encumber or pledge or authorize or propose the creation of, any additional shares of the Bank’s or its Subsidiaries’ stock or any securities convertible into or exchangeable for such stock or any options or other rights, grants or awards with respect to the Bank’s or its Subsidiaries’ stock;

(v) make, declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock;

(vi) sell, transfer, mortgage, Encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, Encumbrances or other dispositions or discontinuances in the Ordinary Course of Business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to the Bank or its

Subsidiaries (and in any event not to exceed $500,000 individually or $3,000,000 in the aggregate);

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other Person; provided that the Bank may continue to borrow money from the Federal Home Loan Bank System, the Federal Reserve or any other Governmental Authority in a manner (including amounts) consistent with past practice;

(viii) except as set forth in Section 5.01(b)(viii) of the Disclosure Schedule, make, renew, amend or modify any extension of credit or participation therein, individually or in the aggregate with other extensions of credit or participations therein to the same relationship, in excess of $1,000,000 (however, in the case of criticized assets, such amount shall not exceed $500,000); provided, however, that the Bank may make an extension of credit in the Ordinary Course of Business in connection with the sale of an asset classified as “Other Real Estate Owned” if said extension of credit is not in excess of $250,000.  With respect to this clause (viii), the Purchaser agrees that it will through the Transition Team either give or deny any requested consent no later than three (3) Business Days after the Transition Team has received a written request therefor (which request shall be provided in accordance with Section 9.02 or other written instructions provided by Purchaser), together with all material information relating thereto, provided, that if the Transition Team does not object to the terms within three (3) Business Days after it has received information and a written request therefor, the Purchaser’s consent shall be deemed to have been given;

(ix) except as set forth in Section 5.01(b)(ix) of the Disclosure Schedule, (1) sell any asset classified as “Other Real Estate Owned” with a value greater than $250,000 as of March 31, 2013, if such action would result in a loss (relative to the value of the relevant asset as of March 31, 2013 as set forth in the March 31 Balance Sheet) greater than the lesser of 15% of such value of such asset as of March 31, 2013 or $500,000, or (2) sell any asset classified as “Other Real Estate Owned” with a value equal to or less than $250,000 as of March 31, 2013, if such action would result in a loss (relative to the value of the relevant asset as of March 31, 2013 as set forth in the March 31 Balance Sheet) greater than 25% of such value of such asset as of March 31, 2013.  However, the Company shall not be required to request or receive consent from the Purchaser to consummate any such sale of any asset classified as “Other Real Estate Owned” with a value equal to or less than $250,000 as of March 31, 2013 wherein the sale would result in a loss (relative to the value of the relevant asset as of March 31, 2013 as set forth in the March 31 Balance Sheet) not greater than 25% of such value of such asset as of March 31, 2013.  With respect to this clause (viii), the Purchaser agrees that it will through the Transition Team either give or deny any requested consent no later than five (5) Business Days after the Transition Team has received a written request therefor (which request shall be provided in accordance with Section 9.02 or other written instructions provided by Purchaser), together with all material information relating thereto, provided, that if the Transition Team does not object to the terms within five (5) Business Days after it has received information and a written request therefor, the Purchaser’s consent shall be deemed to have been given;

(x) pay an effective yield on any existing or new deposit that exceeds the effective yield that is 50 basis points more than (x) for an existing deposit, the effective yield paid by the Bank on such existing deposit as of the date hereof or (y) for a new deposit, the effective yield paid by the Bank on deposits of comparable size and maturity as of the date hereof;

(xi) enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it, except in the Ordinary Course of Business and consistent with past practice;

(xii) acquire (other than by way of foreclosure, deed in lieu of foreclosure, acquisitions of control in a fiduciary or similar capacity, or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person (including any Loans or advances or any participations therein);

(xiii) merge or consolidate with or into any legal entity, dissolve, liquidate, or otherwise terminate its existence;

(xiv) file any application to establish, or to relocate or terminate the operations of, any branch or banking office;

(xv) amend its Charter Documents or similar organizational documents or otherwise add to, amend or modify in any respect the duties or obligations of indemnification by the Bank or its Subsidiaries with respect to any of their respective directors, officers, employees, agents or other Persons;

(xvi) implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or the applicable accounting requirements of a Governmental Authority or as requested by the Purchaser;

(xvii) make, change or revoke any Tax election that would have an adverse effect on the Purchaser, the Bank or its Subsidiaries, file any material amended Tax Return, enter into any closing agreement, settle any material Tax audit, claim or assessment, surrender or reduce any right to claim a refund of Taxes, agree to extend any statute of limitations relating to Taxes, fail to duly and timely file with appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Bank or its Subsidiaries, fail to remit any material Taxes due, whether or not shown on any Tax Return, or implement or adopt any change in (or fail to follow) its Tax accounting principles, practices or methods;

(xviii) settle any action, suit, claim, allegation or proceeding against or affecting the Bank or its Subsidiaries except for any settlement of (A) any action, suit, claim, allegation or proceeding arising out of or in connection with this Agreement or the Contemplated Transactions but only if such settlement would not (1) require any payments by or adversely affect the Bank or its Subsidiaries or the Business or the

Purchaser or its Affiliates, or (2) interfere with or delay any of the Contemplated Transactions; or (B) any other action, suit, claim or proceeding that is settled in a manner consistent with past practice in an amount or for consideration not in excess of $100,000 individually or $350,000 in the aggregate and that would not (1) impose any restriction on or adversely affect the Bank, its Subsidiaries, the Business or, after the Closing, the Purchaser or any of its Affiliates or (2) create precedent for claims that are reasonably likely to be adverse to the Bank, its Subsidiaries, the Business or, after the Closing, the Purchaser or its Affiliates;

(xix) initiate any action, suit, proceeding or claim, except actions, suits, proceedings or claims brought in the Ordinary Course that do not claim or involve in excess of $750,000;

(xx) (A) Except for the termination of the Bank Director Stock Purchase Agreement, terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except for increases in annual base salary or wages in the Ordinary Course of Business and consistent with past practice for employees who are not executive officers and whose annual total compensation does not exceed $100,000 (which increase shall not exceed 5% for any individual employee on an annualized basis); (B) make new grants or awards or pay any bonus incentive or similar payment under any Benefit Arrangement; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Benefit Arrangement or (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement;

(xxi) make any payment, reimbursement, refund or other fund transfer to any Affiliate of the Company, other than the payment of salaries to officers and employees in the Ordinary Course;

(xxii) establish, adopt, enter into or amend any collective bargaining agreement;

(xxiii) (A) hire any employees other than to fill vacancies arising due to terminations of employment of employees with an annual total compensation of less than $100,000 or (B) terminate the employment of any employees with an annual total compensation of $100,000 or more other than for cause (as such term is used by the Company or the Bank in the Ordinary Course of Business consistent with past practice);

(xxiv) (A) grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for the Bank or its Subsidiaries), waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (B) fail to exercise a right of renewal or extension under any material agreement under which the Bank or its Subsidiaries is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses), unless the Bank and/or its Subsidiaries, as applicable, obtains a substantially similar license or right to use such Proprietary Rights on terms as favorable as the terms under the existing agreement;

(xxv) participate in any program sponsored or administered by any Governmental Authority, which program is not part of the usual and customary banking business of the Bank;

(xxvi) engage in (or modify in a manner adverse to the Bank or its Subsidiaries) any transactions with any Person known to be a shareholder of the Company or any director or officer of the Company or the Bank (or any Affiliate, associate, or immediate family member of any such Person), other than deposit relationships in the Ordinary Course of Business consistent with past practice and extensions of credit which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company or the Bank and do not involve more than the normal risk of collectability or present other unfavorable features and in compliance with the Federal Reserve Board’s Regulation O, as applicable;

(xxvii) notwithstanding any other provision hereof, knowingly take, or knowingly omit to take, any action that would reasonably be expected to result in any of the conditions set forth in Section 6.01 or Section 6.03 not being satisfied, or any action in contravention of any Regulatory Agreement or that would otherwise reasonably be expected to result in any of the representations and warranties of the Company in this Agreement becoming untrue at any time or a violation of this Agreement or prevent the Company from performing its obligations under this Agreement or consummating the Closing; or

(xxviii)  enter into any contract with respect to, or otherwise agree or commit to do, or adopt resolutions of its board of directors or similar governing body in support of, any of the foregoing.

(c) Access.  From time to time as the Purchaser reasonably requests, the Company shall, and shall cause the Bank and its Subsidiaries to, afford to the Purchaser, the Transition Team and the Purchaser's directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) reasonable access to (i) the properties and personnel of the Company and its Subsidiaries (including the Bank), (ii) the facilities, properties, Books and Records and other documents relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Company and its Subsidiaries (including the Bank), including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; and (iii) all other information concerning the Business, its properties or personnel as the Purchaser may reasonably request, provided, that such access shall not unduly interfere with normal operations of the Business as currently conducted, or violate any Legal Requirement; and provided, further, that the Company reserves the right to exclude any records or other documentation which, upon the advice of legal counsel, would jeopardize the attorney-client privilege of the Company (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties).  The Company shall instruct the employees, counsel and financial advisors of the Company and the Bank to cooperate with the Purchaser and the Transition Team in connection with the foregoing.  Without in any way limiting anything else contained in this Agreement, the Company and the Bank shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the Purchaser and its representatives; provided, that such access shall not unduly interfere with normal operations of the Business as currently conducted or violate any Legal Requirement.  No access or investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise modify or affect any representation, warranty, covenant or agreement given or made by the Company in this Agreement, nor shall any such information be deemed to change, supplement or amend the Disclosure Schedule or any condition set forth in Section 6.01 or Section 6.03 or otherwise affect the remedies available to the Purchaser hereunder.

Section 5.02. Confidentiality.  Each party hereto (such party when disclosing information being the “Disclosing Party”, and such party when receiving information being the “Recipient Party”) acknowledges that any information, materials and documentation of the other party it receives or observes pursuant to or as contemplated by the Contemplated Transactions, either before or after execution of this Agreement, is confidential; provided, however, that the foregoing shall not include information which (a) is or becomes available to the public other than as a result of a disclosure by the Recipient Party, (b) was known to the Recipient Party or in its possession prior to its disclosure to the Recipient Party, (c) becomes available to the Recipient Party from a source other than the Disclosing Party; provided that such information is not known by the Recipient Party to have been provided in breach of a confidentiality agreement with the Disclosing Party or in breach of a contractual, legal or fiduciary obligation to the Disclosing Party, or (d) is or was developed independently by the Recipient Party without reference to confidential information provided by the Disclosing Party.  Each party shall use, and shall cause its employees, representatives and agents to use, reasonable efforts to protect and maintain the confidentiality of such information, materials and documentation of the other party; provided, that the foregoing will not prevent the Recipient Party from disclosing or making available such information (i) to its and its Affiliates’ respective directors, officers, employees, members, partners, shareholders, agents, representatives or advisors (including attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisors), any such information, materials and documentation on a confidential basis for the purpose of carrying out the Contemplated Transactions, (ii) to the extent required by a Legal Requirement or (iii) in connection with obtaining the Purchaser Required Approvals or discussions with supervising Governmental Authorities; and provided, further, that (x) the obligations of the Purchaser under this Section 5.02 shall terminate at Closing with respect to matters relating to the Bank, its Subsidiaries or the Business and (y) from and after Closing, the Company will treat all information, materials and documentation of or relating to the Bank, its

Subsidiaries or the Business as confidential in accordance herewith and notwithstanding clause (b), (c) or (d) of the proviso to the first sentence of this Section 5.02.

Section 5.03. Return of Information.  If the Closing is not completed and this Agreement is terminated, each party shall, upon the written request of the other party, at its election return to the other party or destroy (such destruction to be confirmed in writing to the other party upon further written request) all materials, documentation, data, records and other papers and copies thereof (whether on paper or in electronic, magnetic, photographic, mechanical or optical storage) relating to the Purchaser or its Affiliates or to the Company, the Bank, the Shares or the Business which is confidential and which is in the possession of such party and maintain the confidentiality of all information obtained from the other party, and not use any such information for any purpose whatsoever; provided that a party may maintain such information to the extent that such information would be commercially impracticable to return or destroy or as required by applicable Legal Requirements or such party’s bona fide document retention policies (including any practice or requirement to retain e-mail on an automated e-mail archival system) or relating to the safeguarding or backup storage of electronic data or in connection with a dispute with the other party.

Section 5.04. Consents and Approvals.

(a) Purchaser Required Approvals.  The Purchaser and the Company agree to use commercially reasonable efforts to obtain all Purchaser Required Approvals, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to consummate the Contemplated Transactions.  For the avoidance of doubt, none of the obligations in this Section 5.04 shall require the Purchaser or any of its Affiliates to take any action that could reasonably be expected to result in the imposition of a Burdensome Condition.

(b) Preparation of Applications.  As promptly as practicable following the date of this Agreement, the Purchaser, with the cooperation of the Company, shall cause to be published all required notices and prepare all necessary documentation and effect all necessary filings in connection with obtaining the Purchaser Required Approvals and deliver a conformed copy of the non-confidential portions of all such documents, correspondence and applications to the Company.  The Purchaser and the Company will cooperate with each other and will each furnish the other and the other’s counsel with all information reasonably requested concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of the Purchaser, the Company or their respective Subsidiaries to any Governmental Authority in connection with the Contemplated Transactions.  The Purchaser and the Company shall have the right to review and discuss in advance all characterizations of the information relating to them and any of their respective Subsidiaries which appear in any filing made, or written materials submitted, in connection with the transactions contemplated by this Agreement with any Governmental Authority.  Notwithstanding anything in this Agreement (including in this Section 5.04) to the contrary, the Purchaser shall not be required to furnish the Company with any (i) personal, biographical or financial information of any of the directors, officers, employees, managers, principals or partners of the Purchaser or any of its Affiliates or (ii) proprietary and non-public information related to the organizational terms of, or investors in, the Purchaser, or any of its Affiliates, or any other confidential information regarding the Purchaser, its Affiliates, or its or their investors, directors, officers, employees, managers, principals or partners (including any such information contained in documentation and filings made in connection with obtaining the Purchaser Required Approvals).  In addition, nothing herein shall require the Purchaser or any of its Affiliates to take any action that could reasonably be expected to result in the imposition of a Burdensome Condition.

(c) Submission of Applications for Purchaser Required Approvals.  The Purchaser and the Company shall use their commercially reasonable efforts to:

(i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Purchaser Required Approvals, including but not limited to the Purchaser, the Company and their respective Subsidiaries cooperating and using commercially reasonable efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from, a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that neither the Purchaser or any of its Affiliates shall be required to (and without the Purchaser’s written consent, neither the Company nor any of its Affiliates shall be permitted to, nor shall they permit any of their employees to) commence or be a plaintiff in any litigation in connection with any such registration, filing, application, notice, approval, order, qualification or waiver or take any action that could reasonably be expected to result in the imposition of a Burdensome Condition;

(ii) Purchaser, at its own expense, will promptly, but in no event later than fifteen (15) days after the date of this Agreement, file or cause to be filed applications for all Purchaser Required Approvals in connection with this Agreement and the Contemplated Transactions.

(iii) subject to any Legal Requirement, permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written communication (or other correspondence or memoranda) between any such party and any Governmental Authority relating to the other party and to the Contemplated Transactions; and

(iv) subject to any Legal Requirement, promptly inform each other of and supply to each other any written communication (or other correspondence or memoranda) submitted to (except to the extent such submission is confidential), or received by them from, any Governmental Authority, in each case regarding any of the Contemplated Transactions except to the extent that such communication relates to the information described in the penultimate sentence of Section 5.04(b).

(d) Without the prior written consent of the Purchaser, the Company shall not take, or permit any of its Affiliates or any of its or their employees to take, any action that could reasonably be expected to result in a Burdensome Condition.

(e) The parties agree to cooperate in good faith in connection with providing any notice to, and obtaining any consent or approval from, any third Person (other than a Governmental Authority, it being understood that the parties’ agreements with respect to such matters as they relate to Governmental Authorities are set forth elsewhere in this Agreement) that is necessary or desirable in connection with the Contemplated Transactions.  Without the Purchaser’s consent, the Company shall not and shall not permit any of its Affiliates or any of its or their employees to make any payment to any such third Person (other than customary filing and application fees paid for by the Company), make or amend any commitment to any such third Person, or agree to do any of the foregoing, in each case, in order to obtain any consent or approval from any such third Person.

Section 5.05. Certain Company Contracts.  The Company shall, at the Closing, pursuant to Section 365 of the Bankruptcy Code, assume (and take all necessary actions, including the payment of Cure Costs, to effect assumption) and assign to the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, those Bank Related Contracts set forth on Schedule 5.05 or identified by the Purchaser by written notice given to the Company no later than three (3) Business Days prior to the Closing (such Contracts, the “Assumed Bank Related Contracts”).  To the extent that any Assumed Bank Related Contract may not be assigned to the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, by the Company absent the waiver or consent of, or notice to, one or more Persons, the Company and the Purchaser shall use their commercially reasonable efforts to obtain all such waivers or consents and to make all such notices prior to the Closing and shall cooperate in all respects with respect thereto.  Notwithstanding anything in this Agreement to the contrary, the only liabilities or obligations that will be assigned to or assumed by the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, with respect to the Assumed Bank Related Contracts will be those liabilities and obligations that first arise after the Closing (the “Assumed Contract Liabilities”) and not any liabilities or obligations for breaches or defaults occurring on or before the Closing (including Cure Costs).

Section 5.06. Indemnification; D&O Insurance.

(a) From and after the Closing, the Purchaser shall indemnify and hold harmless each present and former officer and director of the Company, Bank or their respective Affiliates (the “Indemnified Parties”) with respect to all costs, expenses, claims, judgments, fines, losses, damages or liabilities to the extent arising out of (i) the fact that such Indemnified Party was an officer or director of the Company, Bank or their respective Affiliates or (ii) acts or omissions prior to the Closing in such Person’s capacity as an officer or director of the Company, Bank or their respective Affiliates to the same extent as such Indemnified Parties are entitled to be indemnified pursuant to the Charter Documents of the Company, Bank or their respective Affiliates in effect as of the date hereof or arising by operation of any Legal Requirement in effect as of the date hereof.  Such indemnification obligations shall continue in full force and effect for so long as they would have (but for the Contemplated Transactions) otherwise survived and continued in full force and effect.  For a period of six (6) years from the Closing Date, the Purchaser shall not, and shall not permit or cause its Affiliates or any other Person to, amend, repeal or otherwise modify any exculpation and indemnification provisions of the Charter Documents of the Bank in effect as of the date hereof for the benefit of the

Indemnified Parties in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties relating to acts or omissions prior to the Closing.

(b) For a period of six (6) years after the Closing, the Purchaser shall cause the Indemnified Parties covered by the directors’ and officers’ liability insurance policy maintained by the Bank or its Affiliates and in effect immediately prior to the Closing (the “Bank D&O Policy”) to continue to be covered by the Bank D&O Policy (provided, that the Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or prior to the Closing; provided, however, that the Purchaser shall not be required to expend on an annual basis more than 200% of the current annual premium paid as of the date hereof by the Bank for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, the Purchaser shall cause to be maintained policies of insurance which, in the Purchaser’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, in consultation with, and only upon the written consent of, the Purchaser, the Bank may obtain at or prior to the Closing a six-year “tail” policy under the Bank D&O Policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an aggregate one-time premium payment that does not exceed 300% of the current annual premium paid as of the date hereof for the Bank D&O Policy.

Section 5.07. Notices of Certain Events.  The Company shall promptly notify the Purchaser in writing of:

(a) any notice or other material communication from any Person in connection with the Contemplated Transactions;

(b) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Contemplated Transactions, the Company or the Bank or its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.08 if determined adversely or that could reasonably be expected to adversely affect or delay the Company’s ability to consummate any of the Contemplated Transactions;

(c) any circumstance, event or action the existence, occurrence or taking of which could reasonably be expected to result in any representation or warranty made by the Company in this Agreement not being true and correct at any time from the date hereof through the Closing Date or that could reasonably be expected to cause any condition set forth in Section 6.01 or Section 6.03 not to be satisfied; and

(d) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

No information received by the Purchaser pursuant to this Section 5.07 or otherwise shall operate as a waiver or otherwise modify or affect any representation, warranty, covenant or agreement given or made by the Company in this Agreement, nor shall any such information be deemed to change, supplement or amend the Disclosure Schedule or any condition set forth in Section 6.01 or Section 6.03, or otherwise affect the remedies available to the Purchaser hereunder.

Section 5.08. Waiver of Fee.  The Purchaser waives and disclaims any right to receive any fee analogous to the Stalking-Horse Bidder Fee, any transaction or break-up fee, expense reimbursement or similar fee or payment or to compensation under Bankruptcy Code Section 503(b) for making a substantial contribution.

Section 5.09. Debtor-in-Possession.  During the pendency of the Bankruptcy Case, the Company shall continue to operate its business as debtor-in-possession pursuant to the Bankruptcy Code.

Section 5.10. Investment Portfolio.  The Company shall cause the Bank not to sell or purchase any securities in the investment portfolio, with a value in excess of $250,000 individually or, $1,500,000 in the aggregate, without the prior written consent of the Purchaser through the Transition Team.  Further, the Company shall cause the Bank to consult with the Purchaser through the Transition Team in the management of the investment portfolio for the purpose reducing the interest rate risk and duration of portfolio.  All of the foregoing actions with respect to the investment portfolio, including the buying or selling of securities therein, shall be undertaken only with the approval of any Governmental Authority with jurisdiction over the Bank, if such approval is required.  Notwithstanding the foregoing, nothing herein shall be deemed to give the Purchaser any managerial authority over the Bank’s investment portfolio and such managerial authority shall remain in the sole and absolute discretion of the Bank.

Section 5.11. [Reserved]

Section 5.12. Sale Order.  The Sale Order shall be in form and substance acceptable to Purchaser and shall include the following findings of fact, conclusions of law and ordering provisions:

(a) find that the Notice of Sale, and the parties who were served with copies of such Notice of Sale, were in compliance with Sections 102 and 363 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 9014 and any other applicable provision of the Bankruptcy Code, the Bankruptcy Rules, or any local bankruptcy rule governing the sale of assets free and clear of Encumbrances and other interests;

(b) find that all requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the Shares and the Other Purchased Assets free and clear of Encumbrances and other applicable interests have been satisfied;

(c) find that the Purchaser is a purchaser of the Shares and the Other Purchased Assets in “good faith” pursuant to Section 363(m) of the Bankruptcy Code, and the Sale is entitled to the protections of Section 363(m);

(d) find that the Purchaser and the Company did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(e) find that pursuant to Section 105 of the Bankruptcy Code, any creditors of the Company or its Subsidiaries are enjoined from taking any actions against the Purchaser, SFNB or the Bank in respect of the Shares or the Other Purchased Assets;

(f) find that the consideration provided by the Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Shares and the Other Purchased Assets;

(g) approve this Agreement and the consummation of the Sale upon the terms and subject to the conditions of this Agreement;

(h) order that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Shares and the Other Purchased Assets to the Purchaser and/or, as applicable, its designees and shall vest the Purchaser and/or, as applicable, its designees with title to such assets free and clear of all Encumbrances (except for Assumed Contract Liabilities);

(i) (A) authorize the Company to assume and assign to the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, each of the Assumed Bank Related Contracts, and (B) find that, subject to the terms of the Sale Order, as of the Closing Date, the Assumed Bank Related Contracts will have been duly assigned to the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, in accordance with Section 365 of the Bankruptcy Code;

(j) find that neither the Purchaser nor the Bank nor any of their Affiliates is assuming any of the Excluded Liabilities;

(k) order that the Assumed Bank Related Contracts will be transferred to, and remain in full force and effect for the benefit of, the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, notwithstanding any provision in any such contract or any requirement of applicable law (including those described in Sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits, conditions, restricts or limits in any way such assignment or transfer;

(l) find that the Bank and each applicable Subsidiary of the Bank (if any) has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assumed Bank Related Contracts;

(m) approve any other agreement to the extent provided by this Agreement;

(n) except as expressly set forth in the Sale Order, enjoin and forever bar the non-debtor party or parties to each Assumed Bank Related Contract from asserting against the Purchaser or any Affiliate or designee of the Purchaser:  (i) any default, action, Liability or other cause of action existing as of the date of the Sale Hearing, whether asserted or not, and (ii) any objection to the assumption and assignment of such non-debtor party’s Assumed Bank Related Contract (except to the extent any such objection was sustained by the Order of the Bankruptcy Court);

(o) find that, to the extent permitted by applicable law, none of the Purchaser nor any Affiliate of the Purchaser nor any designee of the Purchaser is a successor to the

Company or the bankruptcy estate by reason of any theory of law or equity, and none of the Purchaser nor any Affiliate of the Purchaser nor any designee of the Purchaser shall assume or in any way be responsible for any Liability of the Company and/or the bankruptcy estate, except as otherwise expressly provided in this Agreement;

(p) provide that the Company is authorized and directed to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement;

(q) be made expressly binding (based upon language satisfactory to the Purchaser) upon any trustee or other estate representative in the event of conversion of the Bankruptcy Case to Chapter 7 of the Bankruptcy Code, or upon appointment of a Chapter 11 trustee in the Bankruptcy Case;

(r) enjoin assertion of any Excluded Liabilities against the Purchaser, the Bank or any of their Affiliates or any assignees, designees, transferees or successors thereof or against any of the Shares or Other Purchased Assets; and

(s) order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedures 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry.

Section 5.13. Non-Solicitation of Competing Bids.  [Reserved]

Section 5.14. Public Announcements.  Other than mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement or thereafter, with respect to which the parties shall cooperate in good faith to jointly prepare or communicate consistent with the joint communication policy of the parties, from and after the date hereof, neither party shall make any public announcement or public comment regarding this Agreement or the Contemplated Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), unless and only to the extent that (a) the furnishing or use of information is required in making any filing or obtaining any Governmental Authorization required for the consummation of the Contemplated Transactions or (b) the furnishing or use of such information is required by Legal Requirements.  Notwithstanding anything to the contrary in this Agreement (including this Section 5.14), nothing herein shall prohibit the Company or its Affiliates from complying with the requirements of the Bidding Procedures Order approved by the Bankruptcy Court.

Section 5.15. Tax Refunds and Other Proceeds.  Notwithstanding anything to the contrary in the Tax Sharing Agreement or any Assumed Bank Related Contract, any Bank Tax Refund received by the Company, before or after the Closing, shall be allocated entirely to the Bank.  The Company shall hold in trust for the benefit of the Bank the amount of any Bank Tax Refund allocated to the Bank pursuant to this Section 5.15 before or after the Closing, and the Company shall remit such amounts to the Bank within seven (7) Business Days of receipt thereof.  The Company agrees that all Bank Tax Refunds are Other Purchased Assets sold to the Bank free and clear of all Encumbrances, pursuant to the terms and conditions of this Agreement.  Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between the Company or any of its Subsidiaries (other than the Bank) on the one hand and the Bank or any of its Subsidiaries on the other hand, under any Tax allocation or Tax sharing agreement (including the Tax Sharing Agreement) in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.  Prior to the Closing, the Company and the Bank shall terminate the Tax Sharing Agreement; provided, that such termination shall be without any liability whatsoever to the Bank or any of its Subsidiaries or the Purchaser.

Section 5.16. Tax Election.

(a)
On its consolidated federal income Tax Return for the taxable year in which the Closing Date occurs, the Company shall elect under Treasury Regulations Section 1.1502-36(d) to reduce its Tax basis in the Shares to the extent necessary to prevent any reduction of the Bank's attributes.  All Tax Returns filed by the Company, the Bank and its Subsidiaries shall be consistent with this provision.  In addition, the Company shall take any other action reasonably requested by the Purchaser to preserve the Bank's attributes.

(b)
The Purchaser and the Company shall cooperate in determining whether to make the election provided in Treasury Regulations Sections 1.108-4 and 1.1502-28(b)(2)(i) with respect to the Tax year that includes the date of Closing.  At least thirty (30) days prior to filing IRS form 982, the Company will provide the Purchaser with a preliminary calculation of how the Company would apply the provisions of Section 108 to any excluded cancellation of debt income for Purchaser’s review, which shall be timely completed.

Section 5.17. Preparation and Filing of Tax Returns; Taxes.  The Company shall include the income of the Bank and its Subsidiaries on the Company’s consolidated, unitary, affiliated or other combined federal and state income Tax Returns for all periods through the end of the Closing Date (such period, the “Pre-Closing Tax Period” and such Tax Returns, the “Company Tax Returns”) and pay any federal and state income Taxes attributable to such income, subject to an obligation of the Bank to reimburse the Company for any such income Taxes actually paid in cash by the Company.  The Bank shall furnish Tax information to the Company for inclusion in such Tax Returns in accordance with the Bank’s past custom and practice.  The income of the Bank and its Subsidiaries (i) shall be apportioned to (x) the period up to and including the Closing Date and (y) the period after the Closing Date and (ii) shall be determined on a closing of the books method of the Bank and its Subsidiaries at the end of the day on the Closing Date.  The Company shall timely prepare and file (or cause to be prepared and filed) the Company Tax Returns, and shall prepare all Company Tax Returns in a manner consistent with prior practice in respect of the Bank and its Subsidiaries unless otherwise required by applicable law or unless the Purchaser consents to such different treatment, such consent not to be unreasonably withheld or delayed.  The Company shall provide (or cause to be provided) to the Purchaser a copy of any Company Tax Return at least twenty (20) Business Days prior to the due date for filing such return, and the Purchaser shall have ten (10) Business Days in which to review and comment on such return prior to the filing thereof, provided, however, the Company shall in its reasonable discretion determine whether to accept such comments.  The Purchaser and the Company agree to report all transactions not in the Ordinary

Course of Business occurring on the Closing Date after the Closing on the Purchaser’s federal and state income Tax Returns to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

Section 5.18. Tax Cooperation.  In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on or attributable to the Bank or its Subsidiaries, the Purchaser, on the one hand, and the Company, on the other hand, shall reasonably cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.  The Company shall provide to the Purchaser copies of all information, returns, books, records and documents relating to any Tax matters of or attributable to the Bank or its Subsidiaries. At the Purchaser's reasonable discretion, the Company and its representatives shall cooperate with the Purchaser in requesting that the IRS approve the designation of the Purchaser as substitute agent (within the meaning of Revenue Procedure 2002-43 and Treasury Regulations Section 1.1502-77) for the federal consolidated Tax Return filings of the Company that include the Bank or the Bank Subsidiaries.

Section 5.19. Tax Proceedings.  The Company shall promptly notify the Purchaser upon receipt by the Company of any notice of any inquiries, assessments, audits, proceedings or similar events received from any taxing authority with respect to any Taxes, Tax attributes (including net operating losses) or Bank Tax Refunds, including such items included in any consolidated, affiliated, unitary or other combined Tax Return, whether attributable to the Pre-Closing Tax Period or any period or portion of a period after the Closing Date (any such inquiry, assessment, audit, proceeding or similar event, including any such matter relating to any Bank Tax Refund, a “Tax Matter”).  Prior to the Closing, the Company shall have the right to control the process, disposition and decision of whether to settle any Tax Matter; provided, however, that the Company shall consult with the Purchaser relating to all of the foregoing.  In addition, the Company shall not enter into any settlement of or otherwise compromise any inquiry, assessment, audit, proceeding or similar event to the extent that such settlement or compromise could adversely affect the Tax liability (including a reduction of a Tax Refund, net operating loss or other tax attribute) of the Bank, its Subsidiaries or the Purchaser with respect to a Tax period or portion thereof occurring after the Closing Date, without the consent of the Purchaser, such consent not to be unreasonably withheld or delayed.  Following the Closing, the Purchaser shall have the right to control the process, disposition and decision of whether to settle any Tax Matter in its sole discretion, provided, however, the Purchaser shall obtain the consent from the Company, which shall not be unreasonably withheld or delayed to settle any Tax Matter that would result in current or future Taxes for which the Company would be liable for under this Agreement.  The Company will promptly disclose to the Purchaser all information it receives after the date hereof or that was in its possession prior to the date hereof but not previously disclosed to the Purchaser, in each case that is or may be material and relates to any Bank Tax Refund.

Section 5.20. Transfer Taxes.  Notwithstanding any other provision of this Agreement, the Purchaser, on the one hand, and the Company, on the other hand, shall each be responsible for 50% of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other similar non-income Taxes and administrative fees (including notary fees) (“Transfer Taxes”) arising in connection with the consummation of the Contemplated Transactions, whether levied on the Company, the Purchaser or its Affiliates.  The Purchaser shall timely prepare (or cause to be prepared) any Tax Returns with respect to Transfer Taxes arising in connection with the consummation of the Contemplated Transactions (the “Transfer Tax Returns”).  The Purchaser shall provide (or cause to be provided) to the Company a copy of any Transfer Tax Return at least twenty (20) days prior to the due date for filing such return, and the Company shall have ten (10) days in which to review and comment on such return prior to the filing thereof.  The Purchaser shall take any such Company comments into consideration in good faith; provided, however, that the Purchaser shall have final determination as to the contents of any Transfer Tax Return unless the Company believes and informs the Purchaser that, upon advice of its advisors, a position taken by the Purchaser is not permitted under applicable law; and provided, further, that if the Company so believes any position reflected on a Transfer Tax Return is not permitted under applicable law, the parties shall engage an independent third party accounting firm to determine whether such position is permitted under applicable law and the determination of such accounting firm shall control the treatment of the disputed position(s) on such Transfer Tax Return.  The expense of such accounting firm shall be borne 50% by the Company and 50% by the Purchaser.  The Company shall timely file all Transfer Tax Returns and the parties shall pay the amount shown as due on any such return on the due date of such return in the proportions set forth above.  Upon the request of the other party, each of the Company and the Purchaser agrees to pay the other 50% of any additional Transfer Taxes, along with related penalties and interest, if any, if and to the extent any such party is then liable for such Transfer Taxes pursuant to an audit or other proceeding by a taxing authority in respect of any Transfer Taxes that the other party has not previously paid over to the applicable party or taxing authority.  The Company and the Purchaser shall cooperate to minimize Transfer Taxes.  If a certificate or document of exemption is required to reduce or eliminate the Transfer Taxes, the Purchaser will promptly furnish such certificate or document to the Company or the Purchaser will cooperate with the Company to allow the Company to obtain such reduction or exemption from Transfer Taxes.

Section 5.21. Bankruptcy Filings.

(a) From and after the date of this Agreement, the Company shall use commercially reasonable efforts to provide the Purchaser with a copy of any papers or pleadings to be filed in the Bankruptcy Case that relate in any way to this Agreement, the Sale, the Bidding Procedures, the Contemplated Transaction or the Purchaser at least two (2) Business Days prior to such filings.

(b) The Company shall provide the Purchaser with prompt notice of any papers or pleadings filed by a party other than the Purchaser in the Bankruptcy Case that relate in any way to this Agreement, the Sale, the Bidding Procedures or the Purchaser.

Section 5.22. Transfer of Business-Related Assets and Contracts.  If at any time, whether before or after the Closing, the Company or any of its officers or employees discovers or is otherwise aware of the fact that the Company or one of its Subsidiaries (other than the Bank or its Subsidiaries) (i) owns any asset (whether real, personal, tangible, intangible or otherwise) that is used or held for use in connection with, or that relates to, the Business or (ii) is a party to any

Contract relating to the Business, the Company will promptly give notice of that fact to the Purchaser and, if the Purchaser so requests, the Company will promptly cause such asset to be transferred to the Bank free and clear of all Encumbrances, or the rights and obligations (but not any obligations relating to a pre-transfer breach or default) under such Contract to be assigned to the Bank free and clear of all Encumbrances, as the case may be, for no additional consideration beyond that currently provided for herein.

Section 5.23. Plan.  The Company covenants and agrees that if the Sale Order is entered, the terms of any plan of reorganization or liquidation submitted, supported or sponsored by the Company for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of the Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction that is approved pursuant to the Sale Order.

Section 5.24. Appeal.  If the Sale Order or the Bidding Procedures Order is appealed by any Person, or petition for certiorari or motion for rehearing or reconsideration is filed with respect thereto, the Company agrees to take all action as may be commercially reasonably necessary to defend against such appeal, petition or motion and to obtain an expedited resolution of such appeal, petition or motion.

Section 5.25. Redemption of Shares; Charter Documents; Director Shares.

(a) Effective immediately prior to the Closing, (i) the Company shall contribute to the Bank all of its right, title and interest in the promissory notes in favor of the Company executed by the directors of the Bank in accordance with the Bank Director Stock Purchase Agreement, (ii) the Company shall cause the Bank to redeem all of the outstanding Shares of which the Company is not the record or beneficial owner as of the date hereof pursuant to the terms of the Bank Director Stock Purchase Agreement, (iii) in exchange for such redemption, the Bank shall cancel each promissory note described in clause (i) of this Section 5.25 and (iv) the Bank, the Company and the directors of the Bank shall cause the Bank Director Stock Purchase Agreement to be terminated, in each case on terms and conditions satisfactory to Purchaser.

(b) The Company shall take, and shall cause the Bank and the directors of the Bank to take, any and all actions requested by the Purchaser to ensure that, as of immediately following the Closing, the directors of the Bank hold the minimum amount of equity interests in the Bank required to satisfy applicable regulatory requirements.

(c) The Company and the Bank shall cause the Charter Documents of the Bank to be amended, effective as of the Closing, in any manner requested by the Purchaser, including to make changes to the Charter Documents to facilitate the Equity Contribution and its appropriate economic effect.

Section 5.26. Payment of the Broker’s Fees.  At the Closing, the Purchaser shall pay or shall cause the Bank to pay (as determined by the Purchaser in its sole discretion and as partial payment of the Purchase Price) to the Broker the Broker’s Fees in full satisfaction of all obligations of the Bank and the Purchaser in connection with any engagement letters or other agreements of the Company, the Bank or any other Subsidiary with the Broker, and the Company will cause the Broker to deliver to the Bank and the Purchaser a pay-off letter in respect thereof in form and substance reasonably satisfactory to the Purchaser.

Section 5.27. Severance Policy.  Immediately following the Closing, the Purchaser shall cause the Bank (or any successor to the Bank) to adopt and implement a severance policy for employees of the Bank whose employment is terminated following the Closing, on substantially the terms set forth in Section 5.27 of the Disclosure Schedule.

ARTICLE 6
Conditions of Closing

Section 6.01. Conditions to Purchaser’s Obligations.  The obligation of the Purchaser to complete the Contemplated Transactions is subject to the fulfillment or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.01, Section 3.02, clause (a) of the second sentence of Section 3.12, Section 3.18(a) and Section 3.23 shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (except to the extent expressly made as of a particular earlier date, in which case as of such earlier date) and (ii) each of the representations and warranties of the Company contained in this Agreement (other than those representations and warranties specified in subclause (i) above) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifications contained therein) both as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (except to the extent expressly made as of a particular earlier date, in which case as of such earlier date), except where the failure of such representations and warranties in this subclause (ii) to be so true and correct (without regard to materiality or Material Adverse Effect qualifications contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Covenants.  The covenants and obligations of the Company to be performed or observed on or before the Closing Date pursuant to this Agreement shall have been duly performed or observed in all material respects;

(c) [Reserved]

(d) [Reserved]

(e) Sale Order.  The Bankruptcy Court shall have entered the Sale Order, in form and substance acceptable to the Purchaser and such order (i) shall have become final and non-appealable, (ii) shall not have been stayed as of the Closing Date, stayed pending appeal, reversed or vacated, and (iii) shall not have been amended, supplemented or otherwise modified in any manner adverse to the Purchaser;

(f) Officer’s Certificate.  The Company shall have delivered to the Purchaser a certificate signed by its chief executive and chief financial officers certifying to the effect that the conditions set forth in Section 6.01(a) and (b) have been satisfied;

(g) Purchaser Required Approvals.  The Purchaser shall have obtained all of the Purchaser Required Approvals in form and substance reasonably acceptable to the Purchaser and without the imposition of any Burdensome Condition, each such Purchaser Required Approval shall remain in full force and effect and no such Purchaser Required Approval shall have been amended, modified, reversed or vacated and all applicable waiting periods with respect to any of the Purchaser Required Approvals shall have expired;

(h) The consents set forth in Section 6.01(h) of the Disclosure Schedule shall have been obtained in form and substance acceptable to the Purchaser and shall be in effect;

(i) The Purchaser shall have received endorsements on terms satisfactory to the Purchaser with respect to any insurance policies included in the Other Purchased Assets that, among other things, confirm the assignment of such policies, and provide that the Bank and its Subsidiaries will have the right to give notice with respect to, control and receive the proceeds of, any claims under such policies relating to the Bank or its Subsidiaries; and

(j) Release.  The Purchaser shall have received from the Company an instrument dated as of the Closing Date releasing the Purchaser and the Bank from any and all claims of the Company in form and substance mutually agreeable to the Company, the Bank and the Purchaser.

The foregoing conditions are for the benefit of the Purchaser only and accordingly the Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination or otherwise in the event of the failure to fulfill any other conditions in whole or in part.

Section 6.02. Conditions to the Company’s Obligations.  The obligation of the Company to complete the Contemplated Transactions is subject to the fulfillment or (to the extent permitted by law) waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (except to the extent expressly made as of a particular earlier date, in which case as of such earlier date);

(b) Covenants.  The covenants and obligations of the Purchaser to be performed or observed on or before the Closing pursuant to this Agreement shall have been duly performed or observed in all material respects;

(c) Sale Order.  The Bankruptcy Court shall have entered the Sale Order and such order shall not have been stayed as of the Closing Date, stayed pending appeal, reversed or vacated;

(d) Officer’s Certificate.  The Purchaser shall have delivered to the Company a certificate signed by an appropriate officer certifying to the effect that the conditions set forth in Sections 6.02(a) and (b) have been satisfied; and

(e) Release.  The Company shall have received from the Bank an instrument dated as of the Closing Date releasing the Company from any and all claims of the Bank in form and substance mutually agreeable to the Company, the Bank and the Purchaser.

The foregoing conditions are for the benefit of the Company only and accordingly the Company will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination or otherwise in the event of the failure to fulfill any other conditions in whole or in part.

Section 6.03. Mutual Condition.  The obligations of the Company and the Purchaser to complete the Contemplated Transactions are subject to the fulfillment or (to the extent permitted by law) waiver by both parties of the condition that no injunction or restraining order or other decision, ruling or order of a court, board, Governmental Authority or administrative tribunal of competent jurisdiction, and no applicable Legal Requirement, shall be in effect which prohibits, restrains, limits or imposes any condition on the transactions contemplated by this Agreement and no action or proceeding shall have been instituted or remain pending or have been threatened (without such threat having been withdrawn) before any such court, board, Governmental Authority or administrative tribunal seeking to restrain, prohibit, limit or impose any condition on the transactions contemplated by this Agreement.

Section 6.04. Termination.

(a) This Agreement may be terminated by the Company in the event that the Closing has not occurred on or before the Allowed Bidder Outside Date.

(b) This Agreement may also be terminated prior to the Closing:

(i) at any time by the mutual written agreement of the Company and the Purchaser;

(ii) by the Purchaser if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company which breach, either individually or in the aggregate with other breaches by the Company, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01(a) or (b), as the case may be, and which is not cured within twenty (20) days following written notice to the Company thereof (and in any event prior to the Allowed Bidder Outside Date) or which by its nature or timing cannot be cured within such time period (provided, that the Purchaser is not then in material breach of any of the covenants, agreements, representations or warranties set forth in this Agreement on the part of the Purchaser);

(iii) by the Company if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Purchaser which breach, either individually or in the aggregate with other breaches by the Purchaser, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.02(a) or (b), as the case may be, and which is not cured within twenty (20) days following written notice to the Purchaser thereof (and in any event prior to the Allowed Bidder Outside Date) or which by its nature or timing cannot be cured within such time period (provided, that the Company is not then in material breach of any of the covenants, agreements, representations or warranties set forth in this Agreement on the part of the Company);

(iv) [Reserved]

(v) by either the Company or the Purchaser, if the Auction has occurred and the Purchaser is not the Successful Bidder and the Sale Order has been entered with respect to the Successful Bidder;

(vi) by either the Company or the Purchaser, with ten (10) days’ prior written notice or such shorter period as is required by a court or Governmental Authority, or any applicable Legal Requirement, if any court or Governmental Authority shall finally determine that the subject of this Agreement violates any applicable Legal Requirement and the terms of this Agreement cannot be amended to meet all legal requirements to the satisfaction of such court or Governmental Authority;

(vii) by either the Company or the Purchaser, if the Purchaser or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any of the Purchaser Required Approvals or receives written notice from or is otherwise advised by such Governmental Authority that it will not grant any such Purchaser Required Approval on the terms contemplated by this Agreement without imposing a Burdensome Condition;

(viii) by the Purchaser, if the Bankruptcy Case is converted to a liquidation proceeding under Chapter 7 of the Bankruptcy Code;

(ix) [Reserved]

(x) [Reserved]

(xi) by the Purchaser, if the Sale Order approving the Sale to the Purchaser has been entered but is stayed or stayed pending appeal or has been reversed or vacated as of such date, or if such Sale Order has been entered but has been amended, supplemented or otherwise modified without the prior written consent of the Purchaser on or before such date; or

(xii) by the Purchaser, if the Bankruptcy Court enters any Order materially inconsistent with the Bidding Procedures Order, the Sale Order or the Sale.

(c) In the event that this Agreement is terminated, each of the parties and their respective officers, directors, employees, managers, partners, shareholders, members and principals shall be released from all obligations and liabilities under this Agreement.  Notwithstanding the foregoing, no party shall be released from its obligations or any liability for a willful and material breach of this Agreement (nor may either party terminate this Agreement if it has committed such a breach).  For purposes of this Agreement, a “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the prior intention or knowledge that the taking of such act is prohibited or not permitted by this Agreement.

ARTICLE 7
Closing Transactions

Section 7.01. Time and Place.  The Closing shall take place in the offices of the Bank, 425 W. Capitol Avenue, Little Rock, Arkansas 72201 at 10:00 a.m. Central Time on the Closing Date, or at such other time and date, or both, as the Company and the Purchaser or their respective counsel may agree upon in writing.

Section 7.02. Company’s Closing Deliverables.  At the Closing, the Company shall deliver the following to the Purchaser:

(a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer Tax stamps affixed;

(b) all conveyances, transfers, assignments, instruments and other documents which are necessary to assign, sell and transfer the Shares to the Purchaser and the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any) to the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, in either case as contemplated by this Agreement in such form and content as the Purchaser may require, acting reasonably;

(c) certified copies of a resolution of the directors of the Company approving the completion of the Contemplated Transactions including the sale of the Shares and the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts) and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement in such form and content as the Purchaser may require, acting reasonably;

(d) a certified copy of the Sale Order;

(e) a letter agreement, in form and substance reasonably satisfactory to the Purchaser, pursuant to which the Company, on its own behalf and on behalf of its Affiliates, irrevocably and unconditionally waives, releases and discharges any and all claims, counterclaims, demands, debts, costs, expenses (including reasonable legal fees and expenses), Liabilities, damages, obligations and causes of action of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise in law or in equity, against the

Purchaser, the Bank and their respective Affiliates (and their successors and its and their respective officers, directors, employees, managers, partners, shareholders, members, and principals), other than Liabilities under this Agreement, and, in the case of the Bank or, if designated by the Purchaser, a Subsidiary of the Bank, the Assumed Contract Liabilities;

(f) an affidavit from the Company that it is not a “foreign person” or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

(g) pay-off letters in form and substance reasonably satisfactory to the Purchaser from each Person that has provided goods or services that might result in an obligation to pay any Bank Transaction Expenses; and

(h) a pay-off letter in form and substance reasonably satisfactory to the Purchaser from the Broker in respect of payment of the Broker’s Fees.

Section 7.03. Purchaser’s Closing Deliverables.  At the Closing, the Purchaser shall deliver the following to the Company (or, in the case of the Purchase Price, as set forth in Section 2.03):

(a) the Purchase Price as set forth in 2.03; and

(b) a letter agreement, in form and substance reasonably satisfactory to the Company, pursuant to which the Bank, on its own behalf and on behalf of its Affiliates, irrevocably and unconditionally waives, releases and discharges any and all claims, counterclaims, demands, debts, costs, expenses (including reasonable legal fees and expenses), Liabilities, damages, obligations and causes of action of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise in law or in equity, against the Company and its Affiliates other than the Bank and its Subsidiaries (and their successors and its and their respective officers, directors, employees, managers, partners, shareholders, members, and principals), other than Liabilities under this Agreement.

Section 7.04. Concurrent Delivery.  It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents, in each case, at Closing by any party to the other pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

Section 7.05. Transfer of Shares and Other Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, and subject to the entry of a Sale Order, the Sale of the Shares to the Purchaser and the sale of the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any) to the Bank or other designee of the Purchaser shall be deemed to take effect on the Closing Date.

ARTICLE 8
Survival of Representations and Covenants

Section 8.01. Survival.  Subject to Section 6.04(c), (a) if this Agreement is terminated or the Sale is consummated in accordance with the terms of this Agreement, the provisions of Section 1.01, 2.03, Section 5.02, Section 5.03, Section 5.08, and Section 9.01, and, to the extent related to the foregoing, this Section 8.01, shall survive such termination or the Closing and remain in full force and effect, and (b) if the Sale is consummated in accordance with the terms of this Agreement, the provisions of Section 5.06 shall survive the Closing and remain in full force and effect.  All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive termination or the Closing.

ARTICLE 9
Miscellaneous

Section 9.01. Legal and Other Fees and Expenses.  Unless otherwise specifically provided herein, the Purchaser and the Company will pay their respective legal, accounting and other professional fees and expenses incurred by each of them in connection with the negotiation and settlement of this Agreement, the completion of the Contemplated Transactions and other matters pertaining hereto (the “Bank Transaction Expenses”), and the Company shall be deemed to have incurred (and therefore be responsible for payment of) all like costs and expenses of the Bank or its Subsidiaries.

Section 9.02. Notices.  Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing and delivered by hand, facsimile transmission or prepaid registered mail (return receipt requested) to the party to which it is to be given as follows:

To the Purchaser:

Simmons First National Corporation
501 Main Street
P. O. Box 7009
Pine Bluff, Arkansas 71611
Attention: George A. Makris
Facsimile No.: (870) 850-2685

with a copy (which shall not constitute notice) to:

Quattlebaum, Grooms Tull & Burrow PLLC
111 Center Street, Suite 1900
Little Rock, Arkansas 72201
Attention: Patrick A, Burrow
Facsimile No.: (501) 379-3815

To the Company:

Rogers Bancshares, Inc.
425 W Capitol Avenue
Little Rock, Arkansas 72201
Attention: Doyle W. Rogers, Jr., Vice President
Facsimile No.: (501) 377-7434

with a copy (which shall not constitute notice) to:

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Chet A. Fenimore
Facsimile No.: (512) 583-5940

Bracewell & Giuliani LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75202-2711
Attention:  Samuel M. Stricklin
Attention:  Sanford M. Brown
Facsimile No.:  (214) 758-8395

Williams & Anderson PLC
111 Center Street, Twenty-second Floor
Little Rock, Arkansas 72201
Attention:  W. Jackson Williams
Facsimile No.:  (501) 372-6453

or to such other address or fax number as a party may specify by notice given in accordance with this Section 9.02.  Any such notice, request, demand or other communication given as aforesaid will be deemed to have been given, in the case of delivery by hand or registered mail, when delivered, or, in the case of delivery by facsimile transmission, when a legible facsimile is received by the recipient, in each case, if delivered or received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day which is not a Business Day or after 5:00 p.m. local time on a Business Day.

Section 9.03. Further Assurances.  Each of the parties shall execute and deliver such further documents, instruments and agreements and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date, to carry out the full intent and meaning of this Agreement, give effect to the transactions contemplated by this Agreement and assure to the Purchaser good and valid title to the Shares, free and clear of all Encumbrances, and assure to the Bank or, if designated by the Purchaser, a Subsidiary of the Bank good and valid title to the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any), free and clear of all Encumbrances.  The Company shall seek to enforce its rights under any third party nondisclosure or confidentiality agreements, including, prior to the entry of the Bidding Procedures Order, any standstill provisions thereof.

Section 9.04. Time of the Essence.  Time shall be of the essence of this Agreement.

Section 9.05. Entire Agreement.  This Agreement (and all related documents referred to herein, including the schedules and exhibits hereto) constitutes the entire agreement between the Company and the Purchaser pertaining to the Contemplated Transactions and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the Company and the Purchaser and there are no warranties, representations, covenants, obligations or agreements between the Company (or any Affiliate thereof) and the Purchaser (or any Affiliate thereof) except as set forth in this Agreement (or any such related document).

Section 9.06. Assignment.  Neither party to this Agreement may assign any of its respective benefits, obligations or liabilities under or in respect of this Agreement without the prior written consent of the other party, which may be withheld in its absolute discretion; provided, however, that the Purchaser may, without the consent of the Company, assign its rights, benefits and obligations under or in respect of this Agreement, in whole or in part, to one or more of its Affiliates if and to the extent permitted by the Bankruptcy Court, but no such assignment will relieve Purchaser of its obligations under this Agreement; and provided, further, that no such assignment shall be permitted under this Section 9.06 if (i) such assignment would be reasonably likely to materially impede or delay the receipt of any Purchaser Required Approval, or the consummation of the transactions contemplated by this Agreement, and (ii) the proposed assignee cannot make the same representations to the Company as the Purchaser under Article 4 of this Agreement.  Any attempted assignment without the necessary consent shall be void.

Section 9.07. Invalidity.  Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

Section 9.08. Waiver and Amendment.  Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by the party to be bound by such amendment or waiver.  No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor a continuing waiver unless otherwise expressly provided.

Section 9.09. Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided, however, that the current directors and officers of the Company and the Bank included in the term “Indemnified Parties” shall be deemed to be third-party beneficiaries of the provisions of Section 5.06.

Section 9.10. Captions.  The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 9.11. Counterparts.  This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.  Electronically transmitted or facsimile copies shall be deemed to be originals.

Section 9.12. Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without the requirement to post bond) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13. Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States Bankruptcy Court for the Eastern District of Arkansas, Little Rock Division, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Arkansas, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court.

Section 9.14. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ROGERS BANCSHARES, INC.

By:	/s/ Susan F. Smith
Susan F. Smith Secretary

[Signature Page to Stock Purchase Agreement]

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris
George A. Makris, CEO-Elect

[Signature Page to Stock Purchase Agreement]

Section 5.27 of Disclosure Schedule

Simmons Severance Policy for Metropolitan National Bank Acquisition

Eligible associates who are not offered a comparable position by Simmons First National Bank will receive severance pay based on the chart below:

1 full year of service – 19 years	1 week per full year of service
20 full years of service	21 weeks
21 full years of service	23 weeks
22 full years of service	25 weeks
23 full years of service	27 weeks
24 full years of service	29 weeks
25 full years of service	31 weeks
26 full years of service	33 weeks
27 full years of service	35 weeks
28 or more full years of service	36 weeks

All severance payments will be made in regular intervals in accordance with the bank’s standard payroll practices and procedures.  Payments will be made through OnCall Staffing, the bank’s payroll contractor.  No payments will be eligible for non-required deductions.  At the associate’s election, medical insurance may be continued through the end of the severance period.  The associate’s portion of the medical premium, which is 30% for individual coverage and 40% for family coverage, will be deducted from the associate’s payroll.  Simmons First will pay the balance of those premiums.

At closing, all Metropolitan National Bank employees will be temporarily employed by OnCall Staffing for the benefit of Simmons First National Bank.  Starting January 1, 2014, Simmons First National Bank will offer regular employment to selected former employees of Metropolitan National Bank.  Any such former employee of Metropolitan National Bank who has not been offered a comparable position of regular employment with Simmons First National Bank within 120 days after the closing shall be entitled to severance offer under this policy.  No employee who resigns or is terminated for cause shall be eligible for severance payments under this policy.  Additionally, the associate must perform his/her current position to the best of his/her abilities through the date he/she is released from employment.  Further, the associate must sign and not revoke a general release.

Comparable position is defined as a position within any Simmons First National Bank branch or subsidiary which has a base pay of 85% of the associate’s base pay at time of acquisition and which is within 45 miles of the associate’s work location at the time of acquisition.